                                                                    Exhibit 99.3

                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF COLUMBIA

------------------------------------------
                                          )
MYLAN LABORATORIES INC.,                  )
         1500 Corporate Drive             )
         Canonsburg, PA  15317            )
                                          )
MYLAN TECHNOLOGIES INC.,                  )
         110 Lake Street                  )
         St. Albans, VT  05478, and       )
                                          )
MYLAN PHARMACEUTICALS INC.,               )
         781 Chestnut Ridge Road          )
         Morgantown, WV 26505             )
                                          )
                     Plaintiffs,          )
         v.                               )        CASE NO. ___________
                                          )
TOMMY G. THOMPSON, Secretary              )
U.S. Dept. of Health and Human Services   )
200 Independence Ave., SW                 )
Washington, DC 20204, and                 )
                                          )
LESTER M. CRAWFORD, D.V.M., Ph.D.,        )
Acting Commissioner,                      )
U.S. Food and Drug Administration         )
200 C Street, SW                          )
Washington, DC 20204, and                 )
                                          )
U.S. FOOD AND DRUG ADMINISTRATION         )
5600 Fishers Lane                         )
Rockville, MD 20857                       )
                                          )
                  Defendants.             )
------------------------------------------)

                            COMPLAINT AND REQUEST FOR

                  PRELIMINARY DECLARATORY AND INJUNCTIVE RELIEF

      Plaintiffs, Mylan Laboratories Inc., Mylan Technologies Inc. and Mylan Pharmaceuticals Inc. (collectively "Mylan"), by and through counsel, respectfully submit this Complaint against Defendants, Tommy G. Thompson, in his official capacity as Secretary, U.S. Department of

Health and Human Services ("HHS"), Lester M. Crawford, in his official capacity as Acting Commissioner, Food and Drug Administration, and the United States Food and Drug Administration, ("FDA"). In support thereof, Plaintiffs allege as follows:

                                  INTRODUCTION

      1. This action challenges Defendants' revocation of final approval of Mylan's abbreviated new drug application ("ANDA") number 76-258 for a generic version of a fentanyl transdermal system, and application of pediatric exclusivity to Mylan's ANDA, in clear contravention of the applicable provisions of the Federal Food Drug and Cosmetic Act ("FDCA"), Defendants' published regulations and legal precedent. Pursuant to the Administrative Procedures Act ("APA"), 5, U.S.C. Sections 701 et seq., Defendants' actions are arbitrary, capricious, contrary to law, in excess of statutory jurisdiction, authority, and limitation, and short of statutory right.

      2. On November 21, 2003, Mylan received final approval of ANDA 76-258 from FDA. FDA's November 21, 2003 letter gave Mylan a fully vested right to begin marketing its fentanyl transdermal system on that date.

      3. Pursuant to the terms of an injunction entered on March 26, 2004 by the United States District Court for the District of Vermont, the effective date of Mylan's final approval was changed to no earlier than July 23, 2004, the expiration date of a patent owned by Alza Corporation ("Alza"). Although the Vermont Court clearly did not revoke Mylan's final approval - it merely changed its effective date - FDA now unlawfully purports to revoke that final approval and change it to what FDA characterizes as a "tentative approval."

      4. The only conditions under which a final approval may be revoked are those set forth in the FDCA in 21 U.S.C. Section 355(e). FDA does not dispute that none of the conditions for revocation of final approval set forth in that statute have been met here. Instead, FDA contends that a provision of the patent statute (35 U.S.C. Section 271(e)(4)(A)), and a court order implementing that provision, impliedly and "in essence" abrogates the clear mandate of Section 355(e) of the FDCA.

      5. Defendants' decision to revoke Mylan's final approval and apply pediatric exclusivity to Mylan's ANDA is improper, denies Mylan generic market exclusivity for a period of six months and extends an ongoing monopoly by a pharmaceutical manufacturer, Alza, on fentanyl transdermal systems. Defendants' actions are contrary to the plain language of the FDCA, and to Defendants' own governing regulations, 21 C.F.R. Sections 300 et seq.

      6. As set forth in this Complaint, Mylan seeks a declaration from the Court that its final approval was improperly revoked and an injunction restoring the status quo which will enable Mylan to begin marketing its fentanyl transdermal system at 12:01 a.m. on July 24, 2004, consistent with the Vermont Court's injunction.

                                   THE PARTIES

      7. Plaintiff, Mylan Laboratories Inc., is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania and has a principal place of business at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

      8. Plaintiff, Mylan Technologies Inc. is a corporation organized and existing under the laws of the State of West Virginia and has its principal place of business at 110 Lake Street, St. Albans, Vermont.

      9. Plaintiff, Mylan Pharmaceuticals Inc., is a West Virginia Corporation with its principal place of business at 781 Chestnut Ridge Road, Morgantown, West Virginia 26505-

4310. Mylan is engaged in the research, development, manufacture and distribution of generic pharmaceutical products.

      10. Defendant, Tommy Thompson, is Secretary of HHS, having offices at 200 Independence Ave., SW, Washington, DC 20204. Defendant Thompson is responsible for supervising the activities of HHS and is being sued in his official capacity.

      11. Defendant, Lester M. Crawford, is Acting Commissioner of the FDA, having offices at 200 C Street, SW, Washington, DC 20204 and 5600 Fishers Lane, Rockville, MD 20857. Upon information and belief, Defendant, Lester M. Crawford, is responsible for supervising FDA's activities, and is being sued in his official capacity.

      12. Defendant FDA is an agency within the Public Health Service, which is part of HHS. The FDA has offices at 5600 Fishers Lane, Rockville, MD 20857.

                             JURISDICTION AND VENUE

      13. The Court has jurisdiction over this action pursuant to 28 U.S.C.
Section 1331. Judicial review is also authorized by the APA, 5 U.S.C. Sections 701 et seq. The relief sought is also authorized by the Declaratory Judgment Act, 28 U.S.C. Sections 2201, 2202.

      14. Venue in this district is proper pursuant to 28 U.S.C. Section
1391(e).

MYLAN NOTIFIED ALZA OF ITS
ANDA AND PARAGRAPH IV CERTIFICATION

      15. Fentanyl is a narcotic opioid analgesic used for the treatment of chronic pain. Alza markets its fentanyl transdermal system in the United States under the brand name Duragesic(R).

      16. In 1984 Alza obtained U.S. Patent No. 4,588,580 ("the `580 patent") and has alleged that it covers Duragesic(R). The `580 patent expires on July 23, 2004.

      17. The `580 patent is currently listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations (the "Orange Book") for Duragesic(R).

      18. Under 21 U.S.C. Section 355(j)(2)(A)(vii), an ANDA for a proposed generic drug must include, as to each patent that claims the listed drug referred to in the ANDA or that claims a use of that drug, a certification: (I) that no patent information has been filed with FDA; (II) that the patent has expired; (III) of the date on which the patent will expire; or (IV) that the patent is invalid or will not be infringed by the manufacture, use or sale of the drug for which the application is submitted.

      19. In November 2001, Mylan filed ANDA 76-258 under Section 505(j) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 355(j)) seeking approval to engage in the commercial manufacture, use, and sale of a generic fentanyl transdermal system.

      20. In accordance with 21 U.S.C. Section 355(j)(2)(A)(vii)(IV), Mylan submitted a paragraph IV certification for the `580 patent.

      21. On December 6, 2001, Mylan provided notice of its paragraph IV certification to Alza, as required by 21 U.S.C. Section 355(j)(2)(B). See Ex. A, Mylan's December 6, 2001 letter to Alza.

      22. Alza received Mylan's paragraph IV notice letter on December 10, 2001. See Ex. B, Return Receipt signed on behalf of Alza.

                   FDA GRANTED FINAL APPROVAL OF MYLAN'S ANDA

      23. Under 21 U.S.C. Section 355(j)(5)(B)(iii), "[i]f the applicant made a certification described in subclause (IV) of paragraph (2)(A)(vii), [approval of the applicant's ANDA] SHALL BE EFFECTIVE IMMEDIATELY UNLESS an action is brought for infringement of a patent which is the subject of the certification before the expiration of forty-five days from the date the notice provided under paragraph (2)(B)(I) is received." See 21 U.S.C. Section 355(j)(5)(B)(iii) (emphasis added).

      24. If the NDA holder files suit against the ANDA applicant within the 45-day statutory period, 21 U.S.C. Section 355(j)(5)(B)(iii) prohibits FDA from approving the ANDA for a period of 30-months (or the date of an earlier court decision finding the patent to be invalid or not infringed). See 21 U.S.C.
Section 355(j)(5)(B)(iii).

      25. Alza did not file suit against Mylan within the 45-day statutory period and therefore did not invoke the 30-month stay under 21 U.S.C. Section 355(j)(5)(B)(iii). See Ex. C. Thus, Mylan's ANDA was eligible for immediate effective approval under 21 U.S.C. Section 355(j)(5)(B)(iii). See 21 U.S.C.
Section 355(j)(5)(B)(iii).

      26. FDA recognized that Mylan was entitled to final approval, and on November 21, 2003, FDA granted "final approval" to Mylan's ANDA 76-258 for its generic fentanyl transdermal system. See Ex. D, Mylan's Final Approval Letter.

      27. Upon issuance of FDA's November 21, 2003 letter, Mylan's final approval to begin marketing its generic fentanyl transdermal system ("FTS") was fully effective and became a fully vested right.

                        THE PEDIATRIC EXCLUSIVITY STATUTE

      28. Under 21 U.S.C. Section 355a, an NDA holder that conducts certain studies in the pediatric population at the request of FDA may be awarded an additional six month period of marketing exclusivity, known as "pediatric exclusivity."

      29. The term "pediatric exclusivity" is a misnomer because in reality
Section 355a operates to delay the period during which FDA may approve certain pending ANDAs. The six- month period granted by Section 355a does not extend the term of the relevant patent, but attaches six months to the end of certain types of exclusivity already in existence. Section 355a specifically defines the particular types of exclusivity that may be extended based on completion of the pediatric studies.

      30. On January 29, 2003, FDA awarded Alza six months of pediatric exclusivity for studies conducted with Duragesic(R). As of this date, the underlying Alza v. Mylan patent litigation had been pending for more than a year. Further, notwithstanding FDA's award of pediatric exclusivity to Alza, FDA granted final approval of Mylan's ANDA almost 10 months thereafter.

      31. In the case of an ANDA like Mylan's that contains a paragraph IV certification, the applicability of pediatric exclusivity to approval of the ANDA is determined by Section 355a(c)(2)(B) which states:

      (B) if the drug is the subject of a listed patent for which a certification has been submitted under subsection (b)(2)(A)(iv) or
(j)(2)(A)(vii)(IV) of section 505 [21 U.S.C. Section 355(b)(2)(A)(iv) or
(j)(2)(A)(vii)(IV)], and in the patent infringement litigation resulting from the certification the court determines that the patent is valid and would be infringed, THE PERIOD DURING WHICH AN APPLICATION MAY NOT BE APPROVED UNDER ... SECTION [355](J)(5)(B) SHALL BE EXTENDED BY A PERIOD OF SIX MONTHS after the date the patent expires (including any patent extensions).

See 21 U.S.C. Section 355a(c)(2)(B) (emphasis added).

      32. In situations, as here, in which a Paragraph IV certification has been submitted, "the period during which an application may not be approved....under section 355(j)(5)(B)" is the 30-month stay of approval defined in Section 355(j)(5)(B)(iii) which is created by the action for infringement brought within 45 days of notice of paragraph IV certification.

      33. Because Alza delayed filing suit against Mylan more than 45 days beyond receiving notice of Mylan's patent certification, there was no 30-month stay in this matter. Under the plain language of 355a, there was no "period during which an application may not be approved under ...section 505(j)(5)(B)," to which pediatric exclusivity could attach.

                          THE VERMONT COURT LITIGATION

      34. On January 25, 2002, more than 45 days after receiving Mylan's patent notice letter, Alza filed suit against Mylan for patent infringement in the United States District Court for the District of Vermont (the "Vermont Court").

      35. On March 26, 2004, the Vermont Court entered final judgment in favor of Alza finding the `580 patent to be valid, enforceable and infringed by Mylan's generic fentanyl transdermal product. Quoting the statutory language of 35 U.S.C. Section 271(e)(4)(A), the Vermont Court also ordered the effective date for any approval of Mylan's ANDA to be no earlier than July 23, 2004, the expiration date of the `580 patent. See Ex. E, Order dated March 26, 2004.

      36. The Vermont Court's order setting the effective date of Mylan's approval to be the date of patent expiration under 35 U.S.C. Section 271(e)(4)(A) did not revoke Mylan's final approval, nor did it create a "period during which the application may not be approved under ...section 505(j)(5)(B)," which is a requirement for pediatric exclusivity under the plain language of 355a(c)(2)(B). See 21 U.S.C. Section 355a(c)(2)(B).

      37. Mylan's paragraph IV certification is still accurate. Mylan believes that the Vermont Court erred, and has filed an appeal of that decision to the United States Court of Appeals for the Federal Circuit. That appeal is currently pending.

                      FDA'S REVOCATION OF MYLAN'S APPROVAL
                   AND APPLICATION OF PEDIATRIC EXCLUSIVITY TO
                         MYLAN'S ANDA IS CONTRARY TO LAW

      38. On March 26, 2004, Mylan, by letter, requested written confirmation from the Office of Generic Drugs ("OGD") at FDA that any pediatric exclusivity awarded to Alza did not apply to ANDA No.76-258, and that Mylan was entitled to market its product on July 24, 2004. A true and correct copy of Mylan's letter is attached hereto as Ex. F.

      39. On March 31, 2004, counsel for Alza sent a letter to FDA requesting confirmation that its pediatric exclusivity for Duragesic(R) would apply to Mylan's ANDA No. 76-258. A true and correct copy of Alza's March 31, 2004 letter is attached hereto as Exhibit G.

      40. Both Mylan and Alza submitted additional letters to FDA setting forth their respective positions. True and correct copies of these additional letters are attached hereto as Exhibits H, I, and J.

      41. On June 22, 2004, Mylan received two letters from FDA revoking Mylan's final approval and converting Mylan's final approval to a "tentative approval." (Exs. K and L). In the same letters, FDA states that Mylan's ANDA will not be eligible for final approval until the expiration of Alza's so-called six-month pediatric exclusivity period, i.e. until January 23, 2005. FDA bases this position on its contention that upon expiration of Alza's patent, Mylan's paragraph IV certification must be converted to a paragraph II certification. FDA further contends that after Mylan's paragraph IV certification is "deemed" converted to a paragraph II certification upon expiration of the `580 patent, FDA will apply pediatric exclusivity pursuant to 21 U.S.C. 355a(c)(2)(A) to delay effective approval of Mylan's ANDA for six months beyond the expiration of the `580 patent.

A. Pediatric Exclusivity Cannot Apply to Mylan's ANDA Because Alza Failed to File Suit Against Mylan Within 45-days of Notice of Mylan's Certification Letter

      42. FDA's application of pediatric exclusivity to Mylan's ANDA is contrary to law. Under the plain language of the governing statute, 21 U.S.C. Section 355a, pediatric exclusivity cannot apply to Mylan's ANDA because Alza failed to sue Mylan within the 45-day statutory deadline under 21 U.S.C. Section 355(j)(5)(B)(iii). Section 355a of the pediatric exclusivity statute directly addresses the application of pediatric exclusivity to an ANDA, like Mylan's ANDA, containing a paragraph IV certification. 21 U.S.C. Section 355a(c)(2)(B). This subsection of the statute states that if a paragraph IV certification has been submitted for a listed drug, and in the patent infringement action resulting from that certification the court determines that the patent is valid and infringed, "the period during which the application may not be approved under ...section [355](j)(5)(B) shall be extended by a period of six months after the date the patent expires...." Id.
The "period during which [an] application may not be approved under section 355(j)(5)(B)," for an application containing a paragraph IV certification, is the 30-month stay of approval that is triggered by the filing of a lawsuit within the 45-day period under 21 U.S.C. Section 355(j)(5)(B). There is no other period referenced in section 355(j)(5)(B). Because Alza did not sue Mylan within the 45-day period, no such "period" exists, there is no "period" to extend and, thus, pediatric exclusivity therefore cannot apply to Mylan's ANDA as a matter of law.

      43. FDA's decision letters of June 22, 2004 do not - because they cannot - disagree that where an ANDA contains a paragraph IV certification, and where the NDA holder fails to file suit with the 45-day statutory period, pediatric exclusivity cannot apply under 21 U.S.C. 355a(c)(2)(B). Under these circumstances, an NDA holder, like Alza, has opted out of Hatch Waxman Amendments as a result of its failure to file suit within the 45-day period, including any benefits of pediatric exclusivity.

      44. In an apparent attempt to justify a decision to apply Alza's pediatric exclusivity to Mylan's ANDA, FDA engages in a contorted construction of the pediatric exclusivity statute, the Hatch-Waxman Amendments and its own governing regulations. Specifically, in reaching its decision that Alza's pediatric exclusivity applies to Mylan's ANDA, FDA improperly: (1) revoked final approval of Mylan's ANDA and converted that ANDA to a "tentative approval;" (2) determined that it must convert Mylan's paragraph IV certification to a paragraph II certification on July 23, 2004, the date of the `580 patent expiration; and (3) determined that it must then apply Alza's exclusivity to Mylan's tentatively approved ANDA under 21 U.S.C. Section 355a(c)(2)(A)(i), which deals with ANDAs filed with paragraph II certifications.

B.    FDA'S REVOCATION OF MYLAN'S FINAL APPROVAL IS CONTRARY TO LAW

      45. FDA's revocation of Mylan's final approval is contrary to law. In its June 22, 2004 decision letter, FDA asserts without support that section 355(e) does not state the only circumstances in which withdrawal of effective approval is possible. FDA's ipse dixit ignores the clear language of the governing statute. Section 355(e) of the FDCA defines the only conditions under which final approval maybe revoked. None of those conditions is met here. The agency argues in its June 22, 2004 letter that the Vermont Court's March 25, 2004 order under Section 271(e)(4) of the patent statute "in essence" revokes Mylan's approval. That plainly is not correct.

      46. The patent statute, and the Vermont Court's order, only change the effective date of Mylan's final approval. That order did not require FDA to anything. It is FDA that has purported to revoke Mylan's final approval. See Ex. L, Mr. Buehler's June 22, 2004 letter ("We are writing to inform you that, in light of this decision, the Agency hereby rescinds the final approval of ANDA 76-258 issued on November 21, 2003, and regards ANDA 76-258 as tentatively approved.") (Emphasis added.) This revocation of final approval and conversion to a "tentative approval" is in clear contravention of the statute and, therefore, is arbitrary and capricious.

      47. FDA's contention in its June 22, 2004 decision letter that "[a]n approval with a delayed effective date (including a previously effective approval that has had its effective date delayed by court order) is tentative" is contrary to law. FDA cites no law or authority for this proposition. Further, FDA's argument ignores that Mylan's ANDA had already received final

FDA approval, and is directly contrary to section 355(e) which identifies the only circumstances for revoking final approval.

C. FDA'S CONTENTION THAT MYLAN MUST CHANGE ITS PATENT CERTIFICATION FROM A PARAGRAPH IV TO A PARAGRAPH II UPON EXPIRATION OF THE `580 PATENT CONTRAVENES FDA'S GOVERNING REGULATIONS AND LEGAL PRECEDENT ON POINT

      48. FDA's contention that Mylan must change its patent certification from a paragraph IV to a paragraph II upon expiration of the `580 patent contravenes FDA's governing regulations and legal precedent on point. Mylan's ANDA has already received final approval. Once an ANDA has been finally approved, the certification made by the applicant is irrelevant and does not have to be amended. This is consistent with FDA regulations which provide that amendments to certifications may be made at any time before the effective date of approval of the application. 21 CFR 314.94(a)(12)(viii) (emphasis added). FDA regulations require that an applicant who submits a paragraph IV certification shall amend its certification if a final judgement of infringement is entered against the applicant, but only if the applicant was sued within 45 days of receipt of the paragraph IV notification. 21 CFR 314.94(a)(12)(viii)(A). In this situation, if the applicant is not sued within the 45-day period, the application is entitled to approval "effective immediately" therefore, the certification ceases to have any function or purpose. Because Mylan's ANDA has already received final approval, the certification contained in the application serves no purpose and does not have to be amended upon patent expiration. See Mylan v. Thompson, 207
F. Supp. 2d 476, 487 (W.D. Va. 2001); Barr Labs., Inc. v. Thompson, 238 F. Supp. 2d 236 (D.D.C. 2002).

      49. FDA's contention that Mylan must change its patent certification from a paragraph IV to a paragraph II is contrary to law for the additional reason that it ignores Mylan's pending appeal to the Federal Circuit. FDA's conversion argument is based on its assertion that

Mylan's paragraph IV certification, which contains Mylan's opinion that it will not infringe any valid claim of the `580 patent, will no longer be accurate after the `580 patent expires. However, if Mylan's appeal is successful, then Alza's pediatric exclusivity will not apply to Mylan's ANDA for the additional reason that Alza did not obtain a decision by the court that the patent is valid and infringed as further required by 21 U.S.C. Section 355a(c)(2)(B).

D. FDA'S APPLICATION OF PEDIATRIC EXCLUSIVITY TO MYLAN'S ANDA UNDER 21 U.S.C. 355A(c)(2)(A) IS CONTRARY TO STATUTE

      50. FDA's application of pediatric exclusivity to Mylan's ANDA under 21 U.S.C. 355a(c)(2)(A) is contrary to statute. Section 355a(c)(2)(A) cannot apply to Mylan's ANDA. This section of the statute addresses the applicability of exclusivity to ANDAs filed with paragraph II certifications. Mylan's ANDA was not filed with a paragraph II certification. It was filed with a paragraph IV certification. Under the plain language of the pediatric exclusivity statute, section 355a(c)(2)(B) applies to ANDAs, like Mylan's, that were filed with a paragraph IV certification.

      51. FDA's revocation of final approval and application of pediatric exclusivity to Mylan's ANDA constitutes an unprincipled, contorted construction of the governing statutes and regulations in a misguided attempt to reach a specific result (application of Alza's pediatric exclusivity to Mylan's ANDA where it clearly does not apply), and is arbitrary, capricious, an abuse of discretion, and otherwise not in accordance with law, short of statutory right, and in violation of the Administrative Procedure Act, 5 U.S.C. 706(2)(A) and
(C).

                            MYLAN'S IRREPARABLE HARM

      52. If approval of Mylan's ANDA is deferred until January 23, 2005, Mylan will be irreparably harmed. Collagenex v. Thompson, 2003 U.S. Dist. LEXIS 12523 at *33 (D.D.C. July 22, 2003)(Irreparable harm exists where plaintiff could never recoup from FDA any losses that would occur in absence of preliminary injunction); Torpharm v. Shalala, 1997 U.S. Dist LEXIS 21983 *13 (D.D.C. Sept. 15, 1997)(Plaintiff need not demonstrate that failure to issue an injunction will result in its business being destroyed. Instead, it must show that it will suffer an injury for which there is not remedy at law); Bracco Diagnostics Inc. v. Shalala, 963 F.Supp. 20, 29 (D.D.C. 1997)("there is a significant economic advantage to receiving first approval and being the first company to enter the market, an advantage that can never be fully recouped through money damages or by `playing catch-up.'").

      53. On information and belief, Mylan will lose substantial revenues if it is prevented from manufacturing and selling its fentanyl transdermal product during the period of July 24, 2004 and January 23, 2005.

      54. On information and belief, Mylan is the only generic drug manufacturer that has submitted to FDA an ANDA for a generic fentanyl transdermal system with a paragraph IV certification that remains in effect.

      55. Therefore, Mylan is the only generic drug manufacturer whose ANDA for a generic fentanyl transdermal system would not be subject to a six-month period of pediatric exclusivity.

      56. If Mylan is allowed to market its generic fentanyl transdermal system on July 24, 2004 as it has a fully vested right to do, then Mylan would have the only generic fentanyl transdermal system on the market for a period of six months. Mylan would thereby obtain a very significant head start advantage with respect to generic fentanyl patches.

      57. The loss of the first-mover advantage (or head start) for a fentanyl transdermal patch if Mylan is not allowed to market its product on July 24, 2004 is a significant loss to Mylan.

      58. In general, if Mylan meets the wholesale prices charged by later-entering manufacturers of generic fentanyl transdermal systems, it is very likely to retain most of the customers it acquires during the period between July 24, 2004 and January 23, 2005.

      59. Thus, if allowed to market its product on July 24, 2004, Mylan would enjoy a six- month period in which to establish a loyal customer base, the value of which is immeasurable and impossible to regain by any other means. The opportunity for exclusive marketing would end on January 23, 2005. Mylan is prepared to launch its generic fentanyl transdermal system in the U.S. market at 12:01 a.m. on July 24, 2004. Each day of loss of market exclusivity for Mylan is irreparable harm to Mylan.

      60. Mylan's product produced in FDA mandated validation batches was ready for shipping when it was informed of FDA's last minute revocation of Mylan's final approval. Further, Mylan was prepared to commence commercial manufacture immediately upon patent expiration and to start offering its product for sale immediately upon patent expiration.

      61. Mylan spent hundreds of thousands of dollars on adhesive that will expire in January 2005.

      62. All twelve validation lots of patches manufactured by Mylan have expiration dates on or before January 2006. Typically, products with less than 18 months remaining until the expiration date are difficult to sell, and these patches will represent a loss of approximately $3.8 to Mylan if it is not able sell these patches.

      63. Mylan currently has large quantities of raw fentanyl API (active pharmaceutical ingredient) which requires a significant financial expenditure in preparation to begin commercial manufacturing immediately upon patent expiration. Storing such a large quantity of a schedule C-II regulated drug also presents a significant security risk, and Mylan has spent several hundreds of thousands of dollars to acquire the appropriate security to support production of fentanyl patches immediately upon patent expiration.

      64. Mylan Technologies hired 57 additional employees to support production of Mylan's fentanyl transdermal product immediately upon patent expiration. If Mylan is prevented from launching its fentanyl patch for an additional six-month period beyond July, 2004, these jobs could potentially be eliminated.

      65. Mylan spent approximately $14 million dollars in capital expenditures for the additional facilities, manufacturing equipment and laboratory equipment enhancements to support commencement of commercial manufacture and fentanyl launch immediately upon patent expiration in July of 2004.

      66. Mylan will lose substantial revenues if it is unable to manufacture and sell its fentanyl transdermal product between July 23, 2004 and January 23, 2005.

      67. Unless FDA's unlawful determination is set aside, and FDA is enjoined from revoking Mylan's final approval and applying the six-month pediatric exclusivity delay to Mylan's ANDA, Mylan will suffer and incur, as a direct result of FDA's unlawful conduct, irreparable and immediate harm, for which Mylan has no adequate remedy at law and is entitled to immediate injunctive relief.

                                     COUNT I
                     VIOLATION OF 5 U.S.C. SECTION 706(2)(A)

      68. Mylan repeats and realleges the allegations of paragraphs 1-67 as if set forth herein.

      69. Mylan's ANDA received final approval on November 21, 2003. FDA's revocation of Mylan's final approval, conversion of Mylan's final approval to a "tentative approval," determination that Mylan's paragraph IV certification will be converted to a paragraph II certification upon patent expiration, and application of Alza's pediatric exclusivity to Mylan's ANDA, is "arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law" pursuant to APA, 5 U.S.C. Section 706(2)(A).

      70. FDA has failed and refused to apply the statute as written and has confirmed it will continue to apply the FDCA in a manner that is arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law.

      71. FDA's actions deprive Mylan of its fully vested right to market its generic fentanyl transdermal system under its finally approved ANDA, and improperly allows Alza, a private pharmaceutical manufacturer, continued enjoyment of a monopoly on transdermal fentanyl.

      72. In revoking Mylan's final approval, converting that final approval to a "tentative approval," converting its patent certification, and applying Alza's pediatric exclusivity to Mylan's ANDA, FDA's actions have violated and will continue to violate 5 U.S.C. Section 706(2)(A).

      73. If not enjoined, FDA's actions will cause irreparable harm to Mylan.

COUNT II
VIOLATION OF 5 U.S.C. Section  706(2)(C)

      74. Mylan repeats and realleges the allegations of paragraphs 1-73 as if set forth herein.

      75. FDA's revocation of Mylan's final approval is "in excess of statutory jurisdiction, authority, or limitations, or short of statutory right" within the meaning of APA, 5 U.S.C. Section 706(2)(C). Specifically, the FDCA provides no basis for revoking Mylan's final approval and converting it to a "tentative approval."

COUNT III

VIOLATION OF 5 U.S.C. Section  706(2)(C)

      76. Mylan repeats and realleges the allegations of paragraphs 1-75 as if set forth herein.

      77. FDA's determination that Mylan's paragraph IV certification will be converted to a paragraph II certification upon expiration of the `580 patent is "in excess of statutory jurisdiction, authority, or limitations, or short of statutory right" within the meaning of APA, 5 U.S.C. Section 706(2)(C). Specifically, the FDCA provides no basis for requiring Mylan to submit a paragraph II, or changing Mylan's paragraph IV certification to a paragraph II certification by operation of law.

COUNT IV
VIOLATION OF 5 U.S.C. Section  706(2)(C)

      78. Mylan repeats and realleges the allegations of paragraphs 1-77 as if set forth herein.

      79. FDA's application of Alza's pediatric exclusivity to Mylan's ANDA is "in excess of statutory jurisdiction, authority, or limitations, or short of statutory right" within the meaning of APA, 5 U.S.C. Section 706(2)(C). Specifically, the FDCA provides no basis for applying Alza's pediatric exclusivity to Mylan's ANDA under these circumstances where Alza failed to bring suit against Mylan within the 45-day period under 21 U.S.C. Section 355(j)(5)(B)(iii).

COUNT V
VIOLATION OF 5 U.S.C. Section  706(2)(C)

      80. Mylan repeats and realleges the allegations of paragraphs 1-79 as if set forth herein.

      81. FDA's determination that Mylan's ANDA is not eligible for final approval until six months after the expiration of Alza's `580 patent, i.e. January 23, 2005, is "in excess of statutory jurisdiction, authority, or limitations, or short of statutory right" within the meaning of APA, 5 U.S.C. Section 706(C)(2). Specifically, the FDCA provides no basis for deferral of effective approval of Mylan's ANDA until January 23, 2005.

                                PRAYER FOR RELIEF

         WHEREFORE, Plaintiffs respectfully pray that this honorable Court:

      (1) Declare that Defendants' revocation of Mylan's final approval, and conversion of that final approval to a "tentative approval," was and is arbitrary, capricious, an abuse of discretion, contrary to law, short of statutory right and in violation of the APA;

      (2) Declare that Defendants' determination that Mylan's paragraph IV certification will be converted to a paragraph II certification upon expiration of the `580 patent was and is arbitrary, capricious, an abuse of discretion, contrary to law, short of statutory right and in violation of the APA;

      (3) Declare that Defendants' application of Alza's pediatric exclusivity to Mylan's ANDA, and Defendants' determination that Mylan's ANDA is not eligible for final approval until after expiration of Alza's `580 patent, i.e. January 23, 2005, was and is arbitrary, capricious, an abuse of discretion, short of statutory right, contrary to law, and in violation of the APA;

      (4) Preliminarily and permanently enjoin Defendants from revoking Mylan's final approval, and applying Alza's pediatric exclusivity to Mylan's ANDA;

      (5) Declare that Mylan may begin marketing its fentanyl transdermal product pursuant to its finally approved ANDA as of the expiration of Alza's `580 patent, i.e. July 24, 2004;

      (6) Award Plaintiffs their costs and reasonable attorneys fees in this action to the extend authorized by 28 U.S.C. Section 2412 or as otherwise authorized by law; and

      (7) Award Plaintiffs such other and further interim and final relief as this Court may deem just.

                                            Respectfully submitted,

                                            MYLAN LABORATORIES INC.
                                            MYLAN TECHNOLOGIES INC.
                                            MYLAN PHARMACEUTICALS INC.


                                       By:  Joseph A. Hynds
                                            ------------------------------------
                                            E. Anthony Figg (Bar # 345124)
                                            Joseph A. Hynds (Bar # 440464)
Of Counsel:                                 ROTHWELL, FIGG, ERNST & MANBECK P.C.
Stuart A. Williams                          1425 K Street, N. W., Suite 800
Brian S. Roman                              Washington, D.C.  20005
MYLAN LABORATORIES INC.                              (202) 783-6040
1500 Corporate Drive
Canonsburg, PA 15317

Dated: June 24, 2004

VERIFICATION

      I have read the foregoing Verified Complaint and request for Preliminary Declaratory and Injunctive Relief and know the contents.

      I, Brian S. Roman, of Mylan Laboratories Inc., a party to this action and the ultimate parent of the two other Plaintiffs in this action, am authorized to make this verification for and on its behalf, and I make this verification for that reason. I am informed and believe, and on that ground allege, that the matters stated in the foregoing document are true.

      I declare under the penalty of perjury under the laws of the United States that the foregoing is true and correct.

      Executed on June 24, 2004 at Canonsburg, Pennsylvania.

                                                       /s/  Brian S. Roman
                                                     ------------------------
                                                     Brian S. Roman

                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF COLUMBIA

____________________________________________
                                            )
MYLAN LABORATORIES INC.,                    )
MYLAN TECHNOLOGIES INC.                     )
MYLAN PHARMACEUTICALS INC.,                 )
                                            )
              Plaintiffs,                   )
         v.                                 )               CASE NO. ___________
                                            )
TOMMY G. THOMPSON, SECRETARY, U.S.          )
DEPT. OF HEALTH AND HUMAN SERVICES          )
                                            )
LESTER M. CRAWFORD, D.V.M., Ph.D.,          )
ACTING COMMISSIONER, U.S. FOOD AND          )
DRUG ADMINISTRATION                         )
                                            )
                                            )
U.S. FOOD AND DRUG ADMINISTRATION           )
                                            )
           Defendants.                      )
____________________________________________)

           MYLAN'S MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF
          ITS MOTION FOR PRELIMINARY INJUNCTIVE AND DECLARATORY RELIEF,
                  TO CONSOLIDATE THE PRELIMINARY RELIEF HEARING
                 WITH THE SUMMARY JUDGMENT HEARING OR THE TRIAL
                     ON THE MERITS, AND FOR SUMMARY JUDGMENT
                GRANTING FINAL INJUNCTIVE AND DECLARATORY RELIEF

Of Counsel                                E. Anthony Figg (Bar # 345124)
Stuart A. Williams                        Joseph A. Hynds (Bar # 440464)
Brian S. Roman                            ROTHWELL, FIGG, ERNST & MANBECK
MYLAN LABORATORIES INC.                   1452 K Street, NW, Suite 800
1500 Corporate Drive                                      Washington, D.C. 20005
Canonsburg, PA 15317                                      (202) 783-6040
(724) 514 1800

Dated: June 24, 2004

                                TABLE OF CONTENTS

TABLE OF AUTHORITIES                                                         iii

INTRODUCTION                                                                   1

FACTUAL BACKGROUND                                                             6

          A.    The `580 Patent is Listed for Duragesic(R)                     6

          B.    Mylan Filed an ANDA for Transdermal Fentanyl
          Containing a Paragraph IV Certification                              6

          C.    Alza Failed to File Suit Against Mylan Within 45
          Days of Receipt of Mylan's Notice of Paragraph IV
          Certification As Required by the Hatch-Waxman Amendments             7

          D.    The Vermont Court Action                                       8

          E.    Administrative Proceeding at FDA Relating to
          Application of Alza's Pediatric Exclusivity to Mylan's ANDA          8

STATUTORY FRAMEWORK                                                           10

          A.    The Hatch-Waxman Amendments                                   10

          B.    Pediatric Exclusivity                                         13

ARGUMENT                                                                      17

I.    LEGAL STANDARD FOR PRELIMINARY RELIEF                                   17

II.   MYLAN HAS A HIGH LIKELIHOOD OF SUCCESS ON THE MERITS                    18

          A.    FDA's Determination to Revoke Mylan's Final Approval
          and to Apply Pediatric Exclusivity to Mylan's ANDA under
          355a(c)(2)(A) Ignores the Express Language of the Pediatric Exclusivity Statute, the Hatch-Waxman Amendments and
          Governing Regulations                                               18

                        1. FDA's decision to Revoke Mylan's Final
                  Approval and Convert it to a "Tentative" Approval Is
                  Contrary to Law                                             18

                        2. Mylan's Paragraph IV Certification
                  Will Not Be Converted to a Paragraph II
                  Certification Upon Expiration of `580 Patent                24

                        3. Section 355a(c)(2)(A) Does Not Apply to
                  Mylan's ANDA                                                27

                        4. FDA's reliance on Ranbaxy Is Misplaced             29

          B.    Alza's failure to Bring Suit against Mylan Within
          the Statutory 45-day period Precludes Application of
          Pediatric Exclusivity to Mylan's Finally Approved ANDA              31

III.  MYLAN WILL SUFFER IRREPARABLE HARM ABSENT IMMEDIATE INJUNCTIVE
      RELIEF FROM THIS COURT                                                  35

IV.   NEITHER ALZA NOR FDA WILL SUFFER SUBSTANTIAL HARM IF THE PRELIMINARY
      INJUNCTION IS GRANTED                                                   39

V.    THE PUBLIC INTEREST FAVORS GRANT OF A PRELIMINARY INJUNCTION IN
      THIS CASE                                                               40

CONCLUSION                                                                    41

                              TABLE OF AUTHORITIES

CASES

Astoria Fed. Sav. & Loan v. Solimino, 501 U.S. 104 (1991)      29

Barr Labs., Inc. v. Thompson, 238 F. Supp. 2d 236 (D.D.C. 2002)   13, 21, 23, 24

Bracco Diagnostics Inc. v. Shalala, 963 F. Supp. 20 (D.D.C. 1997)       36, 38

Chevron U.S.A. v. Natural Res. Def. Council, 467 U.S. 837 (1984)       23

CityFed Fin. Corp. v. Office of Thrift Supervision, 58 F.3d 738 (D.C. Cir.
1995)      17

Collagenex v. Thompson, 2003 U.S. Dist. LEXIS 12523 (D.D.C. 2003)       39

Dalton v. Sherwood Van Lines, 50 F.3d 1014 (Fed. Cir. 1995)       21

Eli Lilly & Co. v. Medtronic, Inc., 496 U.S. 661 (1990)       11, 12

Express One Int'l, Inc. v. USPS, 814 F.Supp. 87 (D.D.C. 1992)       38, 39

Gulf Oil Corp. v Dep't of Energy, 514 F.Supp. 1019 (D.D.C. 1981)       35, 38

In re Barr Labs., Inc., 930 F.2d 72 (D.C. Cir.), cert. denied, 502 U.S. 906
(1991)       11, 33

Inter-Coastal Xpress, Inc. v. U.S., 296 F.3d 1357 (Fed. Cir. 2002)       21

McGregor Printing Corp. v. Kemp, 1992 U.S. Dist. Lexis 6717 (D.D.C. 1992)     38

Mead Johnson Pharm. Group v. Bowen, 655 F. Supp. 53 (D.D.C. 1986), aff'd, 838
F.2d 1332 (D.C. Cir. 1988)       40

Mova Pharm. Corp. v. Shalala, 955 F. Supp. 128 (D.D.C. 1997); reversed, 140 F.3d
1060 (D.C. Cir. 1998)       15, 36

National Medical Care, Inc. v. Shalala, 1995 U.S. Dist. LEXIS 10074 (D.D.C.
1995)       39

O'Donnell Constr. Co. v. District of Columbia, 963 F.2d 420 (D.C. Cir. 1992) 39

Professional Reactor Operator Soc'y v. Unites States Nuclear Regulatory Comm'n,
939 F.2d 1047 (D.C. Cir. 1991)       22

Public Citizen Health Research Group v. FDA, 704 F.2d 1280 (D.C. Cir.
1983)       29

Ranbaxy Labs. Ltd. v. FDA, 307 F. Supp. 2d 15 (D.D.C. March 10, 2004), aff'd,
2004 U.S. App. LEXIS 8311 (D.C. Cir. Apr. 26, 2004)       9, 18, 25, 29-31

Torpharm v. Shalala, 1997 U.S. Dist. Lexis 21983 (D.D.C. 1997)       38



STATUTES

21 C.F.R. Section 314.105        12

21 C.F.R. Section 314.94         25

21 U.S.C. Section 355            10, 15

21 U.S.C. Section 355(b)         16

21 U.S.C. Section 355(c)         16

21 U.S.C. Section 355(e)         10, 21-24

21 U.S.C. Section 355(j)         10, 15

21 U.S.C. Section 355(j)(2)      6, 12

21 U.S.C. Section 355(j)(5)      3, 7, 12-16, 30, 32-34

21 U.S.C. Section 355a           9, 10, 13-15, 18, 26-35, 39

35 U.S.C. Section 271(e)(2)      12

35 U.S.C. Section 271(e)(4)      4, 8, 10, 19-24

5 U.S.C. Section 706(2)(A)       18

5 U.S.C. Section 706(2)(C)       18

                                  INTRODUCTION

      This case is before this Court, because the Food and Drug Administration ("FDA") has decided to reward a pharmaceutical company an extra six-month, post-patent monopoly. It did so notwithstanding explicit statutory language that says the branded company is not entitled to it. In reaching this unprincipled result, FDA has ignored at least two sections of the Food, Drug & Cosmetic Act ("FDCA"), ignored its own governing regulations, and misconstrued judicial precedent.

      This issue traces its roots to November 2001, when Mylan(1) filed an Abbreviated New Drug Application (an "ANDA") with FDA seeking approval to sell a generic version of Alza Corporation's ("Alza") Duragesic(R) fentanyl patch drug product, a potent narcotic analgesic.

      Drug companies like Mylan and Alza operate under the highly-structured, incentive-laden provisions of the FDCA, as amended by the Drug Price Competition and Patent Term Restoration Act of 1984, P.L. 98-417 (often called the "Hatch-Waxman Amendments"). One of the core purposes of Hatch-Waxman is to provide fair rules of engagement for the litigation of drug patents and the formation of markets for generic drugs. In summary, so long as parties comply with the carefully balanced procedures set forth in the Hatch-Waxman Amendments, they are entitled to the benefits conferred by the statute as incentives.

      One of the goals of Hatch Waxman is to provide a mechanism for prompt and early resolution of patent disputes. To accomplish this goal, Congress provided that a generic company's filing of an ANDA seeking to market a generic product before patent expiration constitutes an act of infringement. Thus, courts have subject matter jurisdiction over patent disputes before the generic company commences commercial manufacture and sale of the generic product. The statute incentivizes the patent holder to seek early adjudication of patent disputes by providing an automatic stay of FDA approval for up to 30 months, provided that suit is brought against the generic company within 45 days of notice of the generic company's ANDA filing. As discussed below, Alza did not avail itself of the benefits of Hatch Waxman, because it failed to bring suit within the statutory 45-day period.

      At issue in this litigation is another type of incentive - so-called "pediatric exclusivity" - that is sometimes available to pharmaceutical companies that conduct studies on a drug's safety and efficacy in children at FDA's request. Pediatric exclusivity, if applicable, extends the period during which FDA may not approve a generic applicant's ANDA until six months after the innovator's patents expire. Pediatric exclusivity is not, however, a simple patent term extension. Congress chose to link pediatric exclusivity to the exclusivity periods provided in the Hatch- Waxman Amendments. In this case, had Alza brought the patent infringement litigation within the statutory 45-day period, the 30-month stay of FDA approval of Mylan's ANDA would have been extended to six months after expiration of Alza's patent. By linking pediatric exclusivity to the Hatch-Waxman stay of exclusivity, Congress provided yet another incentive for patent holders to bring suit promptly so that patent disputes could be resolved at the earliest possible date. If, however, an innovator or generic drug company operates outside of the Hatch-Waxman procedures, either by accident or by design, the protections and incentives of Hatch-Waxman drop away. That is what has occurred in this case. Alza failed to bring its patent infringement action within 45 days of Mylan's notification of its ANDA. As a consequence, Alza was not entitled to a 30-month stay of FDA approval of Mylan's ANDA and, most important for this case, there was no 30-month period to be extended by pediatric exclusivity.

      When Alza received Mylan's notice that it had filed an ANDA seeking approval to market its fentanyl patch before expiration of Alza's patent, Alza had a decision to make. It could immediately sue Mylan for patent infringement or, in view of the fact that the Alza patent had only about two and a half years of life left in it before expiring, Alza could start running out the clock and try to avoid a court decision on the validity of the last patent protecting its billion dollar per year Duragesic(R) drug franchise. Rather than sue immediately, Alza waited.(2)

      Alza sued Mylan in the U.S. District Court for the District of Vermont ("the Vermont Court") after the 45-day window elapsed. Because Alza did not sue Mylan within 45 days after receiving Mylan's Paragraph IV notice, Alza lost the benefits of the Hatch-Waxman ANDA approval bars as against Mylan's ANDA, including pediatric exclusivity. Mylan's ANDA became approvable "immediately" upon FDA's satisfaction with the safety and efficacy of Mylan's product. 21 U.S.C. Section 355(j)(5)(B)(iii). The FDA granted final approval of Mylan's ANDA on November 21, 2003.

      A trial was held in the Vermont Court in August and September 2003. On March 25, 2004, the Vermont court issued its decision and ruled that Mylan's generic fentanyl patch infringed the Alza patent and that the Alza patent was not invalid or unenforceable. The Vermont Court ordered, pursuant to 35 U.S.C.
Section 271(e)(4)(A), that "the effective date" of "any approval" of Mylan's ANDA shall be no earlier than the expiration date of the Alza patent.

      This ruling left Mylan with a fully and finally approved ANDA with an effective date postponed to July 23, 2004. Because Alza had not sued Mylan within 45 days, pediatric exclusivity would not apply, and so Mylan would be entitled to go to market as soon as the Vermont Court's injunction expired on July 23, 2004.

      Alza, however, wanted its monopoly to last as long as possible, even beyond patent expiration. Alza's problem, however, was that it missed the 45-day window and Mylan's ANDA had already been finally approved, so pediatric exclusivity could not, consistent with the statute, be applied to bar approval of Mylan's ANDA. To attain the result it wanted - a six-month, post- patent extension of its billion dollar Duragesic(R) franchise - Alza lobbied FDA to ignore the only applicable statutory language. Remarkably, this is exactly what FDA did.

      Ignoring unambiguous statutory language that sets forth the conditions under which a final approval may be revoked (none of which are present in this case), on June 22, 2004, FDA issued a decision purporting to revoke Mylan's final approval and convert it to a "tentative" approval. FDA then concluded that, as soon as Alza's patent expires, Mylan's paragraph IV certification (a certification that the patent is invalid and/or not infringed) will no longer be accurate, because the patent will have lapsed, and must be converted to a paragraph II certification (that the patent has expired). In turn, FDA determined that the pediatric exclusivity rules applicable to paragraph II certifications will come into play instead of the rules pertaining to paragraph IV certifications, and Mylan's ANDA cannot be approved any earlier than January 23, 2005.

The FDA has not disputed that, in view of Alza's missing the 45-day statutory deadline for filing suit, Alza is not entitled to pediatric exclusivity against Mylan if Mylan's ANDA is recognized - as it plainly should be - to contain a paragraph IV certification. Instead, FDA has concluded that, upon expiration of Alza's patent, Mylan's patent certification must be converted to a paragraph II certification, thus clearing the way for application of the pediatric exclusivity rules applicable to ANDA's containing paragraph II certifications. FDA recognized, however, that it has never required an ANDA applicant to change a patent certification after final approval. It has no authority to do so. The FDA overcame this impediment by unlawfully revoking Mylan's final approval. This revocation is the underpinning of the FDA's determination that Alza is entitled to pediatric exclusivity against Mylan, and it is clearly contrary to law.

      The Vermont court's order and the statute upon which it is based does not require or authorize revocation of a final approval. They merely set the date upon which the final approval becomes effective. The FDCA contains a specific section that sets forth in precise terms the conditions under which a final approval may be revoked. It is not disputed that none of those conditions is present here. The FDA had no statutory authority for revoking Mylan's final approval or requiring changing the patent certification from a paragraph IV to a paragraph II. Mylan's ANDA properly contains a paragraph IV certification and, under the pediatric exclusivity provisions applicable to paragraph IV-containing ANDAs, there is no question that Alza is not entitled to pediatric exclusivity against Mylan.

      To defend its decision to award Alza with pediatric exclusivity, FDA has rewritten so many sections of the FDCA and Hatch-Waxman Amendments that the rules of engagement are no longer clear. FDA's decision to revoke final approval of Mylan's ANDA, and conclusion that it is now not eligible for final approval until expiration of Alza's pediatric exclusivity, is arbitrary, capricious, an abuse of discretion, contrary to law and short of statutory right, and this Court should enjoin FDA from revoking Mylan's final approval and applying Alza's pediatric exclusivity to Mylan's ANDA.

                               FACTUAL BACKGROUND

A.    THE `580 PATENT IS LISTED FOR DURAGESIC(R)

      In 1986, U.S. Patent No. 4,588,580 ("the `580 patent") issued to Alza. It broadly claims the transdermal administration of fentanyl, an opioid analgesic used to treat patients suffering from severe, chronic pain. See Declaration of
C. Nichole Gifford ("Gifford Decl.") Ex. 1. At Alza's request, FDA listed the `580 patent in its Approved Drug Product With Therapeutic Equivalence Evaluations publication, otherwise known as the "Orange Book." See Gifford Decl.

Ex. 2. Since 1991, Alza has been selling a transdermal patch containing fentanyl under the trademark Duragesic(R). In 2003, sales of Alza's Duragesic(R) product exceeded $1 billion. See Gifford Decl. Ex. 3 at p. 29. To this date, Alza has not faced competition from any other fentanyl transdermal patch product.

B. MYLAN FILED AN ANDA FOR TRANSDERMAL FENTANYL CONTAINING A PARAGRAPH IV CERTIFICATION

      In November 2001, Mylan filed ANDA 76-258 seeking approval to market a generic version of Alza's Duragesic(R) fentanyl transdermal product. See Declaration of Dr. Sharad K. Govil ("Govil Decl.") Paragraph 2. Because Mylan's ANDA contained a paragraph IV certification with respect to Alza's `580 patent, Mylan was required, under 21 U.S.C. Section 355(j)(2)(A)(vii)(IV), to send a notice of paragraph IV certification to Alza. On December 6, 2001, Mylan sent a notice letter to Alza providing detailed reasons why Mylan's transdermal fentanyl product did not infringe any valid claim of the `580 patent. See Gifford Decl. Ex. 4 ("Mylan's Notice Letter"). Alza received Mylan's notice letter on December 10, 2001. See Gifford Decl. Ex. 5 (Return Receipt dated December 10, 2001).

C. ALZA FAILED TO FILE SUIT AGAINST MYLAN WITHIN 45 DAYS OF RECEIPT OF MYLAN'S NOTICE OF PARAGRAPH IV CERTIFICATION AS REQUIRED BY THE HATCH-WAXMAN AMENDMENTS

      Alza filed suit against Mylan for patent infringement in the United States District Court for the District of Vermont on January 25, 2002. However, Alza did not avail itself of the procedural benefits of the Hatch-Waxman Amendments because Alza did not file an action against Mylan to challenge its paragraph IV certification within the 45-day period required by statute to invoke the mandatory 30-month stay of approval under 21 U.S.C. Section 355(j)(5)(B)(iii). Because Alza did not file suit against Mylan within the 45-day period, no stay of regulatory approval was in effect, and Mylan's ANDA was eligible for immediate approval by FDA. In accordance with the statute, FDA granted final approval of Mylan's ANDA after completion of its substantive review process on November 21, 2003. See Gifford Decl. Ex. 6.(3)

D.    THE VERMONT COURT ACTION

      A two-week bench trial was conducted before the Honorable William K. Sessions from August 25, 2003 through September 5, 2003, on the issues of enforceability, validity and infringement of the `580 patent. On March 25, 2004, Judge Sessions issued a decision and the following day entered final judgment in favor of Alza, finding the `580 patent to be valid, enforceable and infringed by Mylan's generic fentanyl transdermal product. Judge Sessions granted Alza's request for a permanent injunction and, pursuant to 35 U.S.C. Section 271(e)(4)(A), ordered the effective approval date for Mylan's ANDA to be not earlier than the expiration date of the `580 patent, July 23, 2004.

      Mylan appealed the Vermont Court's decision to the Court of Appeals for the Federal Circuit. See Gifford Decl. Ex. 7 (Mylan's Notice of Appeal). Mylan believes that the Vermont Court seriously erred in both its legal conclusions and factual findings, and that its order will be vacated on appeal.

E. ADMINISTRATIVE PROCEEDING AT FDA RELATING TO APPLICATION OF ALZA'S PEDIATRIC EXCLUSIVITY TO MYLAN'S ANDA

      Shortly after the Vermont Court's decision, Mylan submitted a letter to Daniel Troy, Chief Counsel, Food and Drug Division of FDA, seeking confirmation that Alza's pediatric exclusivity would not apply to delay the effective date of approval of Mylan's ANDA beyond the expiration of the `580 patent.4 See Gifford Decl. Ex. 8. Alza and Mylan each submitted additional written correspondence to FDA, and representatives of both companies conducted separate in-person meetings with the FDA Chief Counsel, addressing the issue of the application of Alza's pediatric exclusivity to Mylan's ANDA. See Gifford Decl. Exs. 9-12.

      In a letter dated June 22, 2004 ("FDA's Decision Letter"), FDA issued its administrative decision concluding that, as a result of the change in the effective approval date of Mylan's ANDA in the Vermont Court's Order, the final approval of Mylan's ANDA had been revoked. See Gifford Decl. Ex. 13. In a second letter dated June 22, 2004, FDA also informed Mylan that the status of Mylan's ANDA had been changed from final approval to a "tentative approval." See Gifford Decl. Ex. 14, (June 22, 2004 letter from Gary J. Buehler to William E. Brochu),
p. 1. FDA's Decision Letter also informed Mylan that when the `580 patent expires on July 23, 2004, Mylan's paragraph IV certification will no longer be valid (notwithstanding the continued pendency of Mylan's appeal) and will be converted to a paragraph II certification either expressly or by operation of law. See Gifford Decl. Ex. 13, p. 12. In support of its conclusion that Mylan's paragraph IV certification will be converted to a paragraph II certification on July 23, 2004, FDA incorrectly relies on the decision in Ranbaxy Labs. Ltd. v. FDA, 307 F. Supp. 2d 15, 19, 21 (D.D.C. March 10, 2004), aff'd, 2004 U.S. App.
LEXIS 8311 (D.C. Cir. Apr. 26, 2004). Id.

      Finally, as a result of the change in Mylan's certification, e.g. from a paragraph IV certification to a paragraph II certification, FDA informed Mylan that it intends to apply Alza's pediatric exclusivity to Mylan's ANDA under 21 U.S.C. Section 355a(c)(2)(A)(i). Id. This section of the statute addresses the application of pediatric exclusivity to an ANDA filed, unlike Mylan's ANDA, with a paragraph II certification. Accordingly, FDA determined that Mylan's ANDA is not eligible for final approval until after January 23, 2005, six months after the expiration of the `580 patent. Id. at 11, 12. FDA's actions are in direct conflict with the pediatric exclusivity statute, its own governing regulations, and are arbitrary, capricious, contrary to law, an abuse of discretion and short of statutory right.

                               STATUTORY FRAMEWORK

      Mylan's motion presents a question of law relating to the interpretation of the patent statute and the FDCA. Specifically, the issue is whether, by enacting Section 271(e)(4) of the patent statute, which permits changing the effective date of any approval, including a final approval, Congress abrogated the clear provisions of Section 355(e) of the Federal Food, Drug and Cosmetic Act setting forth the only conditions under which a final approval may be revoked. Mylan submits that it did not and that there is no basis for the FDA's revocation of Mylan's final approval. Mylan's motion also presents a question of law relating to the interpretation of the pediatric exclusivity statute, 21 U.S.C. Section 355a, and, in particular, whether Alza's pediatric exclusivity applies to Mylan's ANDA. Mylan submits that it cannot as a matter of law and that there is no basis for FDA's contrary determination.

      These statutes must be interpreted in the context of Hatch-Waxman Amendments, codified at 21 U.S.C. Section 355, portions of which are specifically referenced in the subsection of the pediatric exclusivity statute, 21 U.S.C. Section 355a(c)(2)(B), involved in this dispute.5

A.    THE HATCH-WAXMAN AMENDMENTS

      The procedures for obtaining FDA approval of generic drugs are set forth in the Hatch- Waxman Amendments. 21 U.S.C. Section 355(j). In enacting these statutory amendments, Congress recognized a strong public interest in stimulating generic competition for brand name patented drugs immediately upon expiration of relevant patents. "Congress sought to get generic drugs into the hands of patients at reasonable prices -- fast." In re Barr Labs., Inc., 930 F.2d 72, 76 (D.C. Cir.), cert. denied, 502 U.S. 906 (1991).


      To this end, the Hatch-Waxman Amendments provide a simplified procedure for approval of generic drugs through filing of an ANDA. Eli Lilly & Co. v. Medtronic, Inc., 496

U.S. 661, 676 (1990) ("As an additional means of eliminating the de facto extension at the end of the patent term in the case of drugs, and to enable new drugs to be marketed more cheaply and quickly, [the Hatch Waxman Amendments] authorize abbreviated new drug applications (ANDAs), which would substantially shorten the time and effort needed to obtain marketing approval"). The ANDA process shortens the time needed for approval by, among other things, allowing the applicant to demonstrate its product's bioequivalence to a drug already approved under an NDA (the "listed" drug) rather than having to reproduce the safety and effectiveness data for that drug. Id.

      The Hatch-Waxman Amendments require that an ANDA contain, among other data and information, one of the following certifications with respect to each patent listed in the FDA's Orange Book for the listed drug:

            (I) that such patent information has not been filed [i.e. listed in the Orange Book];

            (II) that the patent has expired;

                  (III) that the patent will expire on a particular date and the ANDA applicant will not attempt to market the drug prior to the date of patent expiration; or

            (IV) that the patent is invalid or will not be infringed by the manufacture, use, or sale of the drug for which approval is being sought.

21 U.S.C. Section 355(j)(2)(A)(vii)(I)-(IV).

      The type of certification contained in the application is important, because the date upon which FDA may grant final approval of the ANDA depends on the type of patent certification contained in the ANDA. 21 U.S.C. Section 355(j)(5)(A). When an ANDA contains a certification under paragraphs I or II, approval of the ANDA may be made effective immediately. A certification under paragraph III states that the ANDA applicant does not intend to market its drug until after the relevant patent expires. An ANDA applicant who submits a paragraph III certification will receive what is known as a "tentative approval" for its application when all of the scientific and technical requirements for approval have been satisfied. 21 C.F.R. Section 314.105. In that case, the ANDA applicant will receive "final approval" from FDA, assuming no other exclusivities are in place, on the date that the patent expires.

      When an ANDA contains a paragraph IV certification, the date on which the application can be approved is determined by other events specified in the statute.6 An ANDA applicant filing a paragraph IV certification is required to give notice to the NDA holder containing a detailed explanation of the factual and legal bases for its certification that the patent is invalid or not infringed. 21 U.S.C. Section 355(j)(2)(B). The NDA holder's receipt of the notice of certification triggers the beginning of a 45-day period during which the NDA holder may avail itself to the benefits of the Hatch-Waxman Amendments. If the patent owner or NDA holder files a lawsuit against the ANDA applicant to challenge the paragraph IV certification within 45 days, then an automatic 30-month stay of approval goes into effect, and FDA is prohibited from approving the ANDA until the expiration of that 30-month period or a court decision, whichever is earlier, subject to modification by the court. See 21 U.S.C.
Section 355(j)(5)(B)(iii).

       If, however, the NDA holder does not file suit against the ANDA applicant within 45 days of the date of receipt of the notice letter, approval of the ANDA shall be effective immediately. 21 U.S.C. Section 355(j)(5)(B)(iii). When an ANDA receives final approval, the ANDA holder obtains a fully vested right to market its product, and may begin commercial marketing regardless of whether patent exclusivity still exists.

B.    PEDIATRIC EXCLUSIVITY

 Congress amended the Federal Food, Drug, and Cosmetic Act in 1997 to provide economic incentives for drug manufacturers to conduct pediatric studies of pharmaceuticals. Under certain well-defined circumstances, the pediatric exclusivity provision, 21 U.S.C. Section 355a, rewards drug manufacturers with an additional six-month period of market exclusivity in return for completion of pediatric studies at FDA's request. See Barr Labs., Inc. v. Thompson, 238 F. Supp. 2d 236, 240-41 (D.D.C. 2002). When pediatric exclusivity is awarded, the statute attaches six months of additional marketing exclusivity to any regulatory or patent exclusivity already in place for the drug in question. See 21 U.S.C. Section 355a(b) and (c).

      However, pediatric exclusivity is not guaranteed by the statute, even where appropriate pediatric studies are conducted at FDA's request. Nor is pediatric exclusivity a patent term extension. Many circumstances exist where pediatric exclusivity does not apply to a specific ANDA. A determination of whether pediatric exclusivity will apply to a particular ANDA depends on a number of factors, including, inter alia, the type of certification submitted by an ANDA applicant with respect to a particular drug, and the NDA holder's response to such a certification. 21 U.S.C. Section 355a(c)(2)(A) and (B).

      In the case of an ANDA filed with a paragraph I certification (no patents listed for the drug), section 355a(c) of the pediatric exclusivity statute does not provide any potential for additional marketing exclusivity with respect to that ANDA. See 21 U.S.C. Section 355a(c)(2)(A). This is because under 21 U.S.C.
Section 355(j)(5)(B)(I), the approval of an ANDA application with only a paragraph I certification may be effective immediately. In this situation, there is no period during which the ANDA application may not be approved that can be extended by six months.

      In the case of a paragraph II certification (listed patents have expired), and where the pediatric studies were submitted prior to the expiration of the listed patents, pediatric exclusivity shall apply to extend the period during which the ANDA may not be approved under 21 U.S.C. Section 355(j)(5)(B) by a period of six months after the date the listed patent expires. 21 U.S.C. Section 355a(c)(2)(A)(i). Here, the period during which the application may not be approved is only the period of regulatory review by FDA.

      In the case of a paragraph III certification (approval sought on the date the listed patents will expire), pediatric exclusivity shall apply to extend the period during which the ANDA may not be approved under 21 U.S.C. Section 355(j)(5)(B) by six months after the date the listed patent expires. 21 U.S.C.
Section 355a(c)(2)(A)(ii). Here, the period during which the application may not be approved is the period prior to the patent expiration date.

      In a case, such the present, in which the ANDA contains a paragraph IV certification, the availability of pediatric exclusivity is determined by 21 U.S.C. Section 355a(c)(2)(B), which states in relevant part:

            if the drug is the subject of a listed patent for which a certification has been submitted under subsection (b)(2)(A)(iv) or
      (j)(2)(A)(vii)(IV) of section [355](b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), and in the patent infringement litigation resulting from the certification the court determines that the patent is valid and would be infringed, the period during which an application may not be approved under section [355](c)(3) or section [355](j)(5)(B) shall be extended by a period of six months after the date the patent expires (including any patent extensions).7

21 U.S.C. Section 355a(c)(2)(B)(emphasis added).8 This provision states explicitly that if the drug is the subject of a listed patent for which a paragraph IV certification "has been submitted," and if the court determines that the listed patent is valid and infringed, then pediatric exclusivity applies to extend "the period during which the application may not be approved under... section [355](j)(5)(B)" by a period of six months after the date the patent expires.

      Section 355a(c)(2)(B), by its express terms, does not provide that any "period during which the application may not be approved" can be extended by six months. Instead, the statute expressly defines these periods as the periods during which the application may not be approved "under section [355](c)(3) or section [355](j)(5)(B)" (emphasis added) of the Hatch-Waxman Amendments.

      Section 355(c)(3) relates to applications for drug products filed pursuant to 21 U.S.C. Section 355(b) that contain a certification required by paragraph
(2) of that subsection, and is not applicable to Mylan's ANDA. Section 355(j)(5)(B) relates to the approval of ANDAs by FDA, and is applicable to Mylan's ANDA. Section 355(j)(5)(B) states, in pertinent part, that:

            The approval of an application submitted under paragraph (2) shall be made effective on the last applicable date determined under the following:

                                             . . .

                  (iii) If the applicant made a certification described in
            subclause (IV) of paragraph (2)(A)(vii), the approval shall be made effective immediately unless an action is brought for infringement of a patent which is the subject of the certification before the expiration of forty-five days from the date the notice provided under paragraph (2)(B)(I) is received. If such an action is brought before the expiration of such days, the approval shall be made effective on the expiration of the thirty-month period beginning on the date of the receipt of the notice provided under paragraph
            (2)(B)(I) or such shorter or longer period as the court may order because either party to the action failed to reasonably cooperate in expediting the action, ....

21 U.S.C. 355(j)(5)(B)(iii)(emphasis added). This section of the Hatch-Waxman Amendments clearly defines the period during which an application may not be approved, where an applicant has made a paragraph IV certification, as the 30-month stay of approval which is created by the action for infringement brought within 45 days of receipt of notice of paragraph IV certification. If the NDA holder fails to bring suit within the 45-day period, there is no 30-month stay, and the ANDA is subject to approval "effective immediately." In that situation, there is no period during with the application may not be approved under 355(j)(5)(B).

      For reasons discussed more fully below, as a result of Alza's failure to file suit against Mylan with 45 days of receiving Mylan's paragraph IV certification, Alza's pediatric exclusivity cannot apply to Mylan's ANDA as a matter of law. Mylan's statutory interpretation is supported by the express language of all relevant statutory provisions, as well as the structure and purpose of those provisions. FDA's determination to revoke Mylan's final approval and apply pediatric exclusivity to Mylan's ANDA, delaying putting Mylan's finally approved generic fentanyl transdermal product into the hands of the public by six months, should be enjoined.

                                    ARGUMENT

                                       I.

                      LEGAL STANDARD FOR PRELIMINARY RELIEF

      In determining whether to issue a preliminary injunction, this Court analyzes four factors: (1) the movant's likelihood of success on the merits at a final hearing; (2) whether the movant will suffer irreparable injury if the relief is denied; (3) whether issuance of the injunction would substantially harm other interested parties; and (4) a determination of where the public interest lies. CityFed Fin. Corp. v. Office of Thrift Supervision, 58 F.3d 738, 746 (D.C. Cir. 1995). A party need not establish all four factors in order to prevail. Rather, "[i]f the arguments for one factor are particularly strong, an injunction may issue even if the arguments in other areas are rather weak." CityFed Fin., 58 F.3d at 747. The district court balances the litigant's showings in these four areas in deciding whether to grant an injunction. Id. All four factors are met here, and Mylan is entitled to a preliminary injunction enjoining FDA from revoking Mylan's final approval and applying Alza's pediatric exclusivity to Mylan's ANDA.

                                       II.

                      MYLAN HAS A HIGH LIKELIHOOD OF SUCCESS ON THE MERITS

A. FDA'S DETERMINATION TO REVOKE MYLAN'S FINAL APPROVAL AND TO APPLY PEDIATRIC EXCLUSIVITY TO MYLAN'S ANDA UNDER 355A(C)(2)(A) IGNORES THE EXPRESS LANGUAGE OF THE PEDIATRIC EXCLUSIVITY STATUTE, THE HATCH-WAXMAN AMENDMENTS AND GOVERNING REGULATIONS

      FDA's Decision Letter reveals a contorted construction of the pediatric exclusivity statute, the Hatch-Waxman Amendments and its own governing regulations in a misguided attempt to fit the facts of this case into this Court's recent decision in Ranbaxy. Specifically, in reaching its decision that Alza's pediatric exclusivity applies to Mylan's ANDA, FDA improperly: (1) revoked final approval of Mylan's ANDA and converted that ANDA to a "tentative approval:" (2) determined that it must convert Mylan's paragraph IV certification to a paragraph II certification on July 23, 2004, the date of the `580 patent expiration; and (3) determined that it will then apply Alza's exclusivity to Mylan's tentatively approved ANDA under 21 U.S.C. Section 355a(c)(2)(A)(i), which deals with ANDAs filed with paragraph II certifications, under the Court's decision in Ranbaxy Labs. Ltd. v. FDA, supra. FDA's determinations are arbitrary, capricious, an abuse of discretion, and otherwise not in accordance with law, short of statutory right, and in violation of the Administrative Procedure Act, 5 U.S.C. Section 706(2)(A) and (C).

            1. FDA'S DECISION TO REVOKE MYLAN'S FINAL APPROVAL AND CONVERT IT TO A "TENTATIVE" APPROVAL IS CONTRARY TO LAW

      Mylan was granted a fully vested right to market its generic fentanyl transdermal product based on the issuance of FDA's final approval letter on November 21, 2003. FDA's decision to revoke Mylan's final approval and convert it to a "tentative approval," based on the Vermont Court's order and 35 U.S.C.
Section 271(e)(4)(A), is contrary to law and an abuse of discretion.

      First, the Vermont Court's order did not disturb the final approval status of Mylan's ANDA. Rather, its only effect was to change the effective date of that final approval (by incorporating the express language of 35 U.S.C. Section 271(e)(4)(A)) to be not earlier than July 23, 2004, the expiration date of Alza's listed patent.9 The Vermont Court's order did not address, and certainly did not order, a revocation of Mylan's final approval.10 Moreover, FDA's interpretation of the Vermont Court's order is not entitled to deference by this Court. See American Bioscience, Inc. v. Thompson, 269 F.3d 1077 (D.C. Cir. 2001)("We, of course, owe no deference to an agency's reading of judicial orders or decisions.")

      Second, FDA's Decision Letter asserts that FDA has the authority to convert Mylan's final approval to a tentative approval under 35 U.S.C. Section 271(e)(4)(A). FDA's interpretation of this section is contrary to the plain language of the statute and to other specific provisions of the FDCA. The available remedies under section 271(e)(4) are specifically enumerated in subsections (A), (B), and (C) of the statute, which states:

            (4) For an act of infringement described in paragraph (2)  -

                  (A) the court shall order the effective date of any approval of the drug or veterinary biological product involved in the infringement to be a date which is not earlier than the date of the expiration of the patent which has been infringed,

                  (B) injunctive relief may be granted against an infringer to prevent the commercial manufacture, use, offer to sell, or sale within the United States or importation into the United States of an approved drug or veterinary biological product, and

                  (C) damages or other monetary relief may be awarded against an infringer only if there has been commercial manufacture, use, offer to sell, or sale within the United States or importation into the United States of an approved drug or veterinary biological product.

            The remedies prescribed by subparagraphs (A), (B), and (C) are the only remedies which may be granted by a court for an act of infringement described in paragraph (2), except that a court may award attorney fees under section 285.

35 U.S.C. Section 271(e)(4).

      Not one of these subsections provides any authority to revoke final approval of an ANDA. Further, section 271(e)(4) expressly states that these three enumerated remedies are the only remedies available under the statute. 35 U.S.C. Section 271(e)(4)("The remedies prescribed by subparagraphs (A), (B), and (C) are the only remedies which may be granted by a court for an act of infringement described in paragraph (2), except that a court may award attorney fees under section 285") (emphasis added). FDA's interpretation of the statute would impermissibly rewrite the statute implicitly to include additional remedies. Revocation of final approval simply is not provided by section 271(e)(4)(A), so FDA cannot rely on that section of the patent code to revoke Mylan's final approval under the FDCA.

      The broad language used by Congress in section 271(e)(4)(A) further supports Mylan's position that 271(e)(4)(A) does not affect the approval status of its application. The language used in 271(e)(4)(A) refers to "the effective date of any approval of the drug." (Emphasis added). In the present context, the "approval" to which the statute refers is Mylan's final approval, but the language is broad enough to change the effective date of "any approval," final or future. The use of this broad language emphasizes the fact that section 271(e)(4)(A) only changes the effective date of the approval, but does not change the status of the application.

      Third, FDA's statutory interpretation is clearly improper for the additional reason that it circumvents a statutory section of the FDCA that specifically addresses revoking a finally approved ANDA. Specifically, a final approval may only be revoked in accordance with the requirements set forth in 21 U.S.C. Section 355(e). See Barr Labs., 238 F. Supp. at 243 ("Once an application is approved, the FDA can only withdraw approval pursuant to 21 U.S.C. Section 355(e)"). FDA possesses the authority to withdraw a final approval, but only if one of the conditions set out in Section 355(e) exists. None of those conditions is met here, and FDA does not suggest that they are.

      FDA's attempt to circumvent section 355(e) through an "implied" remedy in section 271(e)(4)(A) violates a basic principle of statutory construction. Specifically, a statute dealing with a narrow, precise and specific subject cannot be trumped by a later enacted statue covering a more general spectrum. See Inter-Coastal Xpress, Inc. v. U.S., 296 F.3d 1357 (Fed. Cir. 2002) citing Dalton v. Sherwood Van Lines, 50 F.3d 1014, 1018 (Fed. Cir. 1995). This principle of statutory construction dictates that section 355(e), the specific statute dealing with withdrawal of final approvals by FDA, cannot have been abrogated by section 271(e)(4), a more general statute addressing remedies available in a patent infringement suit.
Section 355(e), a specific provision of the FDCA, was enacted in 1966 and is specifically directed at FDA's ability to withdraw a final approval. Section 271(e)(4)(A), a general provision of the Patent Act, was enacted in 1984 as part of the Hatch-Waxman Amendments. Indeed, there is no basis for concluding that Congress intended to abrogate or modify a provision of the FDCA implicitly by enacting a provision in the patent statute.

      FDA's assertion that "35 U.S.C. Section 271(e)(4)(A) speaks more specifically to the circumstances at issue" is plainly wrong and ignores the express language of both section 271(e)(4)(A) and section 355(e). See Gifford Decl. Ex. 13, p. 12, FN 10. To the contrary, as stated above, section 355(e) speaks directly to the circumstances under which a finally approved ANDA may be revoked; section 271(e)(4)(A) does not address revocation in any way.

      Nothing in the express language of section 271(e)(4)(A) constitutes an independent basis for FDA's revocation of Mylan's final approval. The legislative history, too, undercuts FDA's interpretation. When Congress enacted section 271(e)(4)(A) as part of the Hatch-Waxman Amendments in 1984, it also amended section 355(e) to add an additional basis for withdrawal of a final approval. Congress could easily have amended section 355(e) at that time, had it intended to include a finding of patent infringement after a grant of final approval as an independent basis for revocation of the final approval, but it did not. Section 271(e)(4)(A) does not provide that revocation of a final approval is a possible remedy under the statute either expressly or implicitly and FDA's interpretation must be rejected.

      FDA's erroneous interpretation of section 271(e)(4)(A) is not entitled to deference. See Professional Reactor Operator Soc'y v. Unites States Nuclear Regulatory Comm'n, 939 F.2d 1047 (D.C. Cir. 1991)(Deference is inappropriate where an agency is interpreting a statute it is not charged to administer). Moreover, even if FDA had been charged with interpreting section 271(e)(4)(A), under principles of statutory construction enunciated in Chevron U.S.A. v. Natural Res. Def. Council, 467 U.S. 837 (1984), an agency's interpretation of the statute should only be considered where the "statute is silent or ambiguous with respect to the specific issue . . . ." Id. at 843. The statutory text of section 271(e)(4) plainly identifies the remedies prescribed by subparagraphs
(A), (B), and (C), and revoking final FDA approval is not one of them. In contrast, section 355(e) of the FDCA expressly addresses when and how final approval of an ANDA may be revoked. Accordingly, FDA's interpretation of 271(e)(4)(A) is entitled to no deference.

      Finally, FDA's justification for converting Mylan's final approval to a "tentative approval" based on this Court's decision in Barr v. Thompson, supra, is without merit. See Gifford Decl. Ex. 13, p. 11.

      Barr is readily distinguished from the present situation. In that case, Barr filed an ANDA in 1985 seeking approval to market a generic version of tamoxifen citrate. Barr's ANDA contained a paragraph III certification indicating that it did not intend to begin marketing the product until the expiration of the listed patents on August 20, 2002. FDA issued a letter "approving" Barr's ANDA on April 1, 1987 with a delayed effective date of approval of August 20, 2002. Just prior to the expiration of the listed patent, FDA granted the NDA holder six months of pediatric exclusivity, thereby extending market exclusivity from the original patent expiration date of August 20, 2002 until February 20, 2003. Barr argued, inter alia, that the concept of a "tentative approval" did not exist at the time it received its approval letter and therefore FDA's April 1, 1987 letter granted "final approval" of its application giving it a "vested right" to begin marketing its product on August 20, 2002. The district court disagreed finding that the April 1987 FDA letter granting approval with delayed effective date was no more than a "tentative approval." Thus, unlike Mylan, Barr never received final FDA approval of its ANDA.

      It is undisputed that FDA granted final approval of Mylan's ANDA on November 21, 2003, as it was required to do under the statute. Accordingly, Mylan's right to market its fentanyl patch vested immediately upon receipt of final approval of the ANDA. See Barr at 20 ("[w]hile certain benefits may flow even from ANDA approvals with delayed effective dates, they are in no sense tantamount to the benefits accruing when NDAs or ANDAs are approved with immediate effective dates."). Moreover, in direct contrast to FDA's position, the court in Barr expressly held that "[o]nce an application is approved, the FDA can only withdraw approval pursuant to 21 U.S.C. Section 355(e)." Id. at 243.

      FDA's assertion that an approval with a delayed effective date is automatically a "tentative approval" is directly contradicted by statute.
Section 271(e)(4)(A) provides that a final approval, can have a delayed effective date.

            2. MYLAN'S PARAGRAPH IV CERTIFICATION WILL NOT BE CONVERTED TO A PARAGRAPH II CERTIFICATION UPON EXPIRATION OF `580 PATENT

      FDA's determination that Mylan's paragraph IV certification will be converted to a paragraph II certification upon expiration of Alza's patent also is without merit. Mylan's ANDA has already received final approval. Once an ANDA has been finally approved, the certification made by the applicant is irrelevant and does not have to be amended. This makes sense because certifications have no function or purpose in a finally approved ANDA. Further, this is consistent with FDA regulations which provide that amendments to certifications may be made at any time before the effective date of approval of the application. 21 CFR 314.94(a)(12)(viii) (emphasis added).11 Similarly, FDA regulations require that an applicant who submits a paragraph IV certification shall amend its certification if a final judgement of infringement is entered against the applicant, but only if the applicant was sued within 45 days of receipt of the paragraph IV notification. 21 CFR 314.94(a)(12)(viii)(A). In this situation, if the applicant is not sued within the 45-day period, the application is entitled to approval "effective immediately" therefore, the certification ceases to have any function or purpose. Because Mylan's ANDA has already received final approval, the certification contained in the application serves no purpose and does not have to be amended upon patent expiration.

      FDA's conversion argument is predicated on its assertion that a "tentatively approved" ANDA is not entitled to an unqualified right to obtain final approval without further action by Mylan or FDA on the date patent expires because "FDA must review a tentatively approved application to determine whether the standards for approval continue to be met before it will issue a final approval letter." See Gifford Decl. Ex. 13, p. 11. FDA's argument is fatally flawed because Mylan's ANDA has already received "final approval." Further, even if Mylan's ANDA is considered to be "tentatively approved" - which it cannot be
- FDA fails to explain why it cannot make its final review of Mylan's already finally approved ANDA prior to the July 23, 2004 patent expiration date. Indeed, FDA fails to explain why it could not have provided its June 22, 2004 decision shortly after Mylan raised the pediatric exclusivity issue with FDA on March 26, 2004, or shortly after Mylan's in-person meeting with FDA on April 22, 2004. FDA's claim that it needs time to conduct a final review of Mylan's already finally approved ANDA prior to regranting final approval upon patent expiration appears to be a self-fulfilling prophesy.

       FDA's argument that Mylan's certification must be amended when the `580 patent expires is flawed for the additional reason that it ignores Mylan's pending appeal to the Federal Circuit. In particular, FDA's conversion argument is based on its assertion that Mylan's paragraph IV certification, which contains Mylan's opinion that it will not infringe any valid claim of the `580 patent, will no longer be accurate after the `580 patent expires. However, if Mylan's appeal is successful, then Alza's pediatric exclusivity will not apply to Mylan's ANDA for the additional reason that Alza did not obtain a decision by the court that the patent is valid and infringed as further required by 21 U.S.C. Section 355a(c)(2)(B). For reasons stated above, Mylan's certifications serve no purpose and need not be changed. But even if it did, requiring Mylan to change its paragraph IV certification to a paragraph II certification prior to a final decision is rendered on appeal is entirely inconsistent with Mylan's indisputable right to seek review of the District Court's decision on appeal.12

      FDA precedent is consistent with Mylan's position. In the past, FDA has not required an ANDA holder appealing a finding of infringement to the Federal Circuit to change its paragraph IV certification while the appeal is pending. For example, Barr received an unfavorable district court decision in its litigation with Eli Lilly involving fluoxetine (Prozac(R)) but FDA did not require Barr to convert its Paragraph IV certification while the appeal was pending. See Gifford Decl. Ex. 16 (FDA letter to Barr). Barr maintained its Paragraph IV certification and ultimately prevailed on appeal. FDA recognized that to require such a change would inappropriately cause the first Paragraph IV filer to lose its 180-day exclusivity with respect to other ANDA applicants. In this case, Mylan should not be required to amend its certification at all, if it is required to do so, it should not have to amend its certification until after it has received a non-appealable decision that Alza's patent is valid and infringed.

            3.    SECTION 355A(C)(2)(A) DOES NOT APPLY TO MYLAN'S ANDA

      For the reasons stated above, FDA cannot: (1) revoke Mylan's final approval, (2) convert Mylan's ANDA into a tentative approval, or (3) convert Mylan's paragraph IV certification into a paragraph II certification upon expiration of the `580 patent. However, even if FDA had the authority to do this, which it does not, FDA's contention that pediatric exclusivity could be applied to Mylan's ANDA under 21 U.S.C. Section 355a(c)(2)(A) is completely without merit.

      Section 355a(c)(2)(A) cannot apply to Mylan's ANDA. This section of the statute addresses the applicability of exclusivity to ANDAs filed with paragraph II certifications. Mylan's ANDA was not filed with a paragraph II certification. It was filed with a paragraph IV certification. Under the plain language of the pediatric exclusivity statute, section 355a(c)(2)(B) applies to ANDAs, like Mylan's, that were filed with a paragraph IV certification. Specifically,
Section 355a(c)(2)(B) applies where "the drug is the subject of a listed patent for which a certification has been submitted under subsection (b)(2)(A)(iv) or
(j)(2)(A)(vii)(IV)..." (emphasis added). The statute uses the past tense when it specifically refers to the certification that "has been submitted." Further, there can be no post-litigation or post-expiration conversion of Mylan's certification because Mylan's ANDA has already been finally approved. Mylan submitted its ANDA with a paragraph IV certification; therefore, Section 355a(c)(2)(B) applies.

      FDA's determination that Alza's exclusivity applies to Mylan's ANDA under 355a(c)(2)(A)(i) is flawed for the additional reason that it effectively reads
Section 355a(c)(2)(B) out of the statute. Under FDA's current interpretation, all scenarios under each section of the 355a(c) result in application of section 355a(c)(2)(A)(i). For example, under the plain language of the statute, section 355a(c)(2)(A)(ii) applies to an ANDA containing a paragraph III certification. However, under FDA's interpretation - because the ANDA filer would have to convert its paragraph III certification to a paragraph II certification upon patent expiration (assuming FDA would not immediately grant final approval) - section 355a(c)(2)(A)(i) would then have to apply. Further, consider the following situation where: (1) an ANDA contains a paragraph IV certification, (2) the applicant was sued with the 45-day period,
(3) as a result of the litigation stemming from the certification, the court determines that the patent is valid and infringed, and (4) the NDA holder has satisfied FDA requirements in connection with its pediatric studies. Under the plain language of the statute, this presents a classic case for application of section 355a(c)(2)(B). However, under FDA's interpretation, the ANDA applicant would have to convert its paragraph IV certification to a paragraph II certification upon patent expiration, and section 355a(c)(2)(A)(i) would then apply.

      In short, the only section of the pediatric exclusivity statute that can apply to Mylan's ANDA is 355a(c)(2)(B). Mylan's interpretation is based on the plain meaning of the statute. FDA's interpretation is contrary to that plain meaning, and effectively reads section 355a(c)(2)(B) out of the statute. It is a basic principle of statutory construction that interpretation of a statute that renders a provision superfluous should be rejected. Astoria Fed. Sav. & Loan v. Solimino, 501 U.S. 104, 112 (1991); Public Citizen Health Research Group v. FDA, 704 F.2d 1280, 1285 (D.C. Cir. 1983).

      If Congress intended 355a(c) to apply - regardless of the type of certification submitted by the ANDA application - it could have simply written the statute to say that "all drug patents are extended by a period of six months based on completion of pediatric studies," but it did not. Rather, Congress carefully structured different sections of the statute for each type of certification making specific reference to the notice and comment provisions of the Hatch-Waxman amendments.

            4.    FDA'S RELIANCE ON RANBAXY IS MISPLACED

      By attempting to make the facts of this case fit those of Ranbaxy, FDA is trying to make a square peg fit into a round hole. Ranbaxy dealt with pediatric exclusivity, but any similarity with this case ends there.

      The issue in Ranbaxy was whether Section 355a(c)(2)(B) or Section 355a(c)(2)(A)(i) would apply to Ranbaxy's ANDA in the situation where there had been no ruling by the district court on infringement or invalidity in the underlying patent litigation at the time the relevant patent expired. The specific FDA "decision" being reviewed by the court was FDA's determination that "an ANDA applicant will be subject to any pediatric exclusivity that attaches to a patent where the ANDA applicant has filed a paragraph IV certification, was sued by the NDA holder or patent owner within 45 days, and the litigation is unresolved on the merits and the 30-months stay has not run when the patent expires." See Gifford Decl. Ex.15 (FDA Decision Letter to Ranbaxy) (emphasis added). The court agreed with FDA, and held that pediatric exclusivity applied to Ranbaxy's "tentatively approved" ANDA under section 355a(c)(2)(A)(i) and that section 355a(c)(2)(B) did not apply. This extremely narrow decision, based on completely different factual circumstances, is not applicable to Mylan.

      Mylan's case differs from Ranbaxy for at least two fundamental and dispositive reasons. First, unlike Alza in this case, Pfizer sued Ranbaxy within the 45-day statutory period and availed itself of the 30-month stay of regulatory approval provided by the Hatch Waxman Amendments. Because there was a 30-month stay in effect, Ranbaxy's ANDA, was never finally approved, but in fact had only been "tentatively approved." In contrast, under the express language of the section 355(j)(5)(B), Mylan was entitled to approval "effective immediately" because of Alza's failure to sue within the statutory 45-day time frame, and in fact received final approval from the FDA on November 21, 2003. Because FDA finally approved Mylan's ANDA, there is no basis to change Mylan's certifications as the Court did in Ranbaxy.

      Second, the court determined that the provision of section 355a applicable to Ranbaxy's ANDA was 355a(c)(2)(A)(i) - not 355a(c)(2)(B) - the provision applicable to Mylan's ANDA. Even if Mylan's ANDA were somehow converted to a tentative approval - which it cannot - and Mylan's paragraph IV certification were converted to a paragraph II certification at patent expiration - which it cannot - pediatric exclusivity still would not apply to Mylan's ANDA under the express language of section 355a(c)(2)(B). As discussed in section II.A.3., there simply is no set of circumstances where 355a(c)(2)(B) will not apply to Mylan's ANDA.

      Finally, the underlying policy of the Ranbaxy decision is inapposite to Mylan. Ranbaxy held that tentative approvals do not become effective by operation of law immediately upon patent expiration because the FDA has an ongoing health and safety responsibility to perform until the applicant obtains a vested right to enter the market when FDA gives its final formal approval. Ranbaxy, 307 F. Supp. 2d at 19. FDA has already granted final approval to Mylan's ANDA product, reflecting its conclusion that Mylan's fentanyl transdermal patch is safe and effective. See Gifford Decl. Ex. 6 (Final Approval Letter) ("We have completed the review of this abbreviated application and have concluded that the drug is safe and effective for use as recommended in the submitted labeling.")

      Further, in Ranbaxy, FDA was gravely concerned that adopting Ranbaxy's interpretation of section 355a(c)(2)(B) (e.g. that a court determination of validity and infringement was a prerequisite to pediatric exclusivity in ANDAs containing paragraph IV certifications), would encourage gamesmanship on the part of other ANDA applicants. For example, according to FDA, if an ANDA applicant served notice of a paragraph IV certification shortly before patent expiration with insufficient time to have the lawsuit resolved, NDA holders would be unfairly deprived of the benefit of conducting pediatric studies through gamesmanship. No such concerns are involved with Mylan's ANDA. This Court is not bound by FDA's erroneous interpretation of the Ranbaxy decision. See New York v. Shalala, 119 F.3d 175 (2d Cir. 1997)("[A]n agency has no special competence or role in interpreting a judicial decision . . .. [a]nd certainly an agency is no better suited to interpret a judicial decision than the court that rendered it.")(internal citations omitted).

B. ALZA'S FAILURE TO BRING SUIT AGAINST MYLAN WITHIN THE STATUTORY 45-DAY PERIOD PRECLUDES APPLICATION OF PEDIATRIC EXCLUSIVITY TO MYLAN'S FINALLY APPROVED ANDA

      The applicability of pediatric exclusivity to Mylan's ANDA is governed by 21 U.S.C. SeCTION 355a(c)(2)(B). This section of the pediatric exclusivity statute applies when the drug is the subject of a listed patent for which a paragraph IV certification "has been submitted" by the ANDA applicant. There is no dispute that Mylan submitted a paragraph IV certification for the `580 patent with its ANDA, and that this paragraph IV remained in effect until Mylan's ANDA received final FDA approval on November 21, 2003. Accordingly, 21 U.S.C. Section 355a(c)(2)(B) MUST govern the applicability of pediatric exclusivity to Mylan's ANDA.

      As stated above, section 355a(c)(2)(B) states that if the drug is the subject of a listed patent for which a paragraph IV certification "has been submitted," and if the court determines that the listed patent is valid and infringed, then pediatric exclusivity applies to extend "the period during which the application may not be approved under... section [355](j)(5)(B)" by a period of six months after the date the patent expires. 21 U.S.C. Section 355a(c)(2)(B)(emphasis added). The period during which an application may not be approved under section 355(j)(5)(B), for an application containing a paragraph IV certification, is the 30-month stay of approval which is triggered only by an action for patent infringement brought within 45-days from the date the paragraph IV certification. 21 U.S.C. Section 355(j)(5)(B)(iii). Therefore, when a paragraph IV certification has been submitted by the ANDA applicant, filing suit within 45-days of the receipt of notice is a prerequisite to entitlement to pediatric exclusivity.

      Because Alza did not sue Mylan during the statutorily mandated 45-day period from receiving Mylan's notice of paragraph IV certification, there was no 30-month stay by the FDA and Mylan's ANDA was eligible for immediate, final approval under 21 U.S.C. Section 355(j)(5)(B)(iii). Accordingly, there was no "period during which an application may not be approved under ...section 355(j)(5)(B)" as required under the statute to which pediatric exclusivity could be applied. 21 U.S.C. Section 355a(c)(2)(B). Moreover, because such period wILL never exist in connection with Mylan's ANDA, FDA erred in applying pediatric exclusivity to delay approval of Mylan's ANDA for six months beyond expiration of the `580 patent. In short, any pediatric exclusivity awarded to Alza simply does not apply to Mylan's ANDA.

      Mylan's interpretation of the pediatric exclusivity statute is consistent with the language, policies, structure, function and purpose of pediatric exclusivity statute and the Hatch Waxman Amendments. A fundamental goal of Congress in enacting the Hatch-Waxman Amendments was to get generic products into the hands of patients at a reasonable prices - fast. In re Barr Labs., 930 F.2d at 76. An important provision of the Hatch-Waxman Amendments that accomplishes this goal is to require NDA holders to bring suit against ANDA applicants within 45 days of receipt of notice of a paragraph IV certification. 21 U.S.C. Section 355(j)(5)(B)(iii). This section created a powerful incentive to get the lawsuits resolved fast so that the generic products could enter the market fast. Further, this 45-day deadline facilitated identification of paragraph IV certifications that would not be challenged by NDA holders, resulting in approval "effective immediately," which also results in generic products entering the market fast.

      There can be no doubt that in enacting 21 U.S.C. Section 355a, Congress intended to provide economic incentives for drug manufacturers to invest the resources necessary to conduct and submit pediatric studies of drugs. However, the statutory language makes clear that the six- month exclusivity benefit does not automatically accrue to the drug manufacturer who conducts these pediatric studies. If that were the case, Congress easily, and more simply, could have written the statute in that way. It did not. Instead, the statute Congress drafted reflects a careful balance of the competing policy goals of the Hatch-Waxman Amendments and 21 U.S.C. Section 355a, namely, getting generic products in the public's hands fast, and providing additional marketing exclusivity in exchange for studies in pediatric populations.

      This balance of competing policy goals is clearly evident in 21 U.S.C.
Section 355a(c)(2)(B), where Congress specifically addressed the application of pediatric exclusivity to ANDAs containing paragraph IV certifications. There, Congress specifically incorporated a provision of the Hatch-Waxman Amendments,
Section 355(j)(5)(B), into the definition of "the period during which an applicant may not be approved." In so doing, Congress expressed its clear intention to further its goal of providing an incentive for pediatric studies, but in a way that also furthered its goal of resolving lawsuits resulting from paragraph IV certifications as soon as possible so that the generic products could enter the market fast.

      FDA's assertion in the Decision Letters that Congress intended to elevate the goals of pediatric exclusivity statute over the goals of the Hatch-Waxman Amendments is contrary to the express language of the statute and is just plain wrong. In the context of a paragraph IV certification, by expressly defining the period which can be extended by an award of pediatric exclusivity in terms of the Hatch-Waxman delay of FDA approval, Section 355(j)(5)(B), Congress clearly was not elevating the goals of pediatric exclusivity over the goals of the Hatch-Waxman Amendments. Instead, this reflects Congress' intention to carefully balance the competing goals of both statutes. If Congress wanted to ensure that pediatric exclusivity applied in every case where such studies were completed by the NDA holder, it could have written the statute to provide that "upon completion of pediatric studies, the NDA holder shall be entitled to an additional six months of marketing exclusivity." It did not do so.

      Of critical importance here is that FDA has not disagreed with Mylan that if an ANDA contains a paragraph IV certification and if the NDA holder fails to bring suit within the 45-day period, pediatric exclusivity cannot apply under section 355a(c)(2)(B). For this reason, it is essential that FDA justify its:
(1) revocation of Mylan's final approval, (2) conversion of Mylan's ANDA to a "tentative approval," and (3) subsequent conversion of Mylan's paragraph IV certification to a paragraph II certification, all in an effort to defend its conclusion that Alza is entitled to pediatric exclusivity with respect to Mylan. For reasons stated above, FDA has no basis in law for these actions. Nor does FDA explain why it could not have made a final review and granted final approval prior to patent expiration even under its own theory.

III. MYLAN WILL SUFFER IRREPARABLE HARM ABSENT IMMEDIATE INJUNCTIVE RELIEF FROM THIS COURT

      Irreparable harm is established upon a showing of two elements - an irretrievable monetary loss and resulting damage which cannot be redressed by money. Gulf Oil Corp. v Dep't of Energy, 514 F.Supp. 1019, 1026 (D.D.C. 1981). Absent immediate injunctive relief, and thus permitting FDA, by siding with Alza in this dispute, to extend Alza's monopoly and keep Mylan's generic fentanyl transdermal product off the market until January 2005, Mylan will suffer such harm.

      To the best of Mylan's knowledge, it is the only generic drug manufacturer that has submitted to FDA an ANDA for a generic fentanyl transdermal system with a paragraph IV certification that remains in effect. See Govil Decl. at P. 6. Therefore, Mylan is the only generic drug manufacturer whose ANDA for a generic fentanyl transdermal system would not be subject to a six-month period of pediatric exclusivity.

      If Mylan is allowed to market its generic fentanyl transdermal system on July 24, 2004, as it has a fully vested right to do so, then Mylan possess the only generic fentanyl transdermal system on the market for a period of six months. Therefore, Mylan obtains a significant head start advantage with respect to generic fentanyl patches. See Mova Pharma v. Shalala, 955 F.Supp. 128, 130-31 (D.D.C. 1997). This Court has previously acknowledged that "there is a significant economic advantage to receiving first approval and being the first company to enter the market, an advantage that can never be fully recouped through money damages or by `playing catch-up.'" Bracco Diagnostics Inc. v. Shalala, 963 F.Supp. 20, 29 (D.D.C. 1997). If Mylan is not allowed to market its product on July 24, 2004, it will be stripped of this advantage.

      It is well known in the industry that the first company to offer a generic product on the market obtains the largest market share of that generic product. Govil Decl. at P. 7-8. A company which is able to obtain 180 days of market exclusivity for its generic product also has a great advantage over its competitors and usually establishes the largest share of market. Id. The loss of market exclusivity can be devastating to a generic company's ability successfully to launch a product. In general, if Mylan meets the wholesale prices charged by later-entering manufacturers of generic fentanyl transdermal systems, it is very likely to retain most of the customers it acquires during the period between July 24, 2004 and January 23, 2005. Id. Thus, if allowed to market its product on July 24, 2004, Mylan would enjoy a six-month period in which to establish a loyal customer base, the value of which is immeasurable and impossible to regain by any other means. See Bracco Diagnostics Inc. v. Shalala, 963 F. Supp. 20, 29 (D.D.C. 1997). The opportunity for exclusive marketing would end on January 23, 2005. Each day of loss of market exclusivity for Mylan constitutes irreparable harm to Mylan.

      A delay of Mylan's approval beyond July 23, 2004 would cause Mylan to lose revenues every day that it could be manufacturing and selling its fentanyl transdermal patch. Indeed, Mylan had already received final approval from FDA for its fentanyl transdermal patch and would have begun selling its commercial patch at midnight on July 24, 2004, but for FDA's Decision Letter unlawfully withdrawing the finality of and delaying Mylan's ANDA approval. Mylan's product produced in FDA mandated validation batches was ready for shipping when it was informed of FDA's last minute revocation of Mylan final approval. Govil Decl. at
P. 9. Moreover, Mylan was prepared to commence commercial manufacture immediately upon patent expiration and to start offering its product for sale immediately upon patent expiration. Id.

      Each day that goes by, Mylan's transdermal patches, which are a perishable goods, come closer to expiration. Mylan has spent hundreds of thousands of dollars on adhesive that will expire in January, 2005. Id. at P. 10. All twelve validation lots of patches manufactured by Mylan have expiration dates on or before January 2006. Id. at P. 11. Typically, products with less that 18 months remaining until the expiration date are difficult to sell and these patches will represent a loss of approximately $3.8 million to Mylan if it is not able sell these patches. Id. Mylan currently possesses large quantities of raw fentanyl API (active pharmaceutical ingredient) which requires a significant financial expenditure without the proceeds from product sales. Id. at P. 12. Storing such a large quantity of a schedule C-II regulated drug also presents a significant security risk, and Mylan has spent several hundreds of thousands of dollars in security to support production of fentanyl patches during the year 2004. Id.

      Mylan has also made significant investments to hire the additional personnel in preparation for manufacturing its fentanyl transdermal patches beginning in July of 2004. Mylan Technologies has hired 57 additional employees to support production of Mylan's fentanyl transdermal product. Id. at P. 13. If Mylan is prevented from launching its fentanyl patch for an additional six-month period beyond July, 2004, these jobs could potentially be eliminated. Id. Mylan has also spent approximately $14 million dollars in capital expenditures for the additional facilities, manufacturing equipment and laboratory equipment enhancements to support a fentanyl launch in July of 2004. Id. at P. 14.

      Mylan currently possesses the resources, raw materials and capability of manufacturing its product. Those resources now lie fallow. These revenues are a substantial portion of Mylan's total revenue for the period Mylan is being improperly kept off the market. Mylan will lose substantial revenues if it is prevented from manufacturing and selling its fentanyl transdermal product during the period of July 24, 2004 and January 23, 2005. Id. at P. 15.

      All of the foregoing consequences have been recognized by this Court as irreparable injury sufficient to justify entry of a preliminary injunction. Express One Int'l, Inc. v. USPS, 814 F.Supp. 87, 91 (D.D.C. 1992) (loss of revenue and effect on capital costs and layoffs weigh in favor of irreparable injury); McGregor Printing Corp. v. Kemp, 1992 U.S. Dist. Lexis 6717 at *16 (D.D.C. 1992) (irretrievable monetary loss in combination with loss of employment to plaintiff's employees amounted to irreparable injury); Torpharm v. Shalala, 1997 U.S. Dist. Lexis 21983 at *13 (D.D.C. 1997) (irretrievable monetary losses that have a serious effect on plaintiff constitute irreparable harm) (citing Gulf Oil, 514 F.Supp. at 1026).

      In addition, unless this Court prohibits FDA from revoking Mylan's final approval and applying the six month pediatric exclusivity delay to Mylan's ANDA, Mylan will suffer the kind of injury that cannot be compensated by monetary damages. Bracco, 963 F. Supp. at 29 (when the injury is "admittedly economic" but there is no adequate compensatory or other relief, the balance tips in favor of injunctive relief); National Medical Care, Inc. v. Shalala, 1995 U.S. Dist. LEXIS 10074, at *7-8 (D.D.C. 1995); Express One Int'l, 814 F. Supp. at 91 (D.D.C. 1992) (nonrecoverable monetary loss sufficient to justify injunctive relief); O'Donnell Constr. Co. v. District of Columbia, 963 F.2d 420, 428-429 (D.C. Cir. 1992) (little hope of obtaining relief at later date found sufficient). Even if it could, Mylan would have no way to recoup its losses from FDA, which has no financial liability for erroneous decisions. See Collagenex v. Thompson, 2003 U.S. Dist. LEXIS 12523 at *33 (D.D.C. 2003).

IV. NEITHER ALZA NOR FDA WILL SUFFER SUBSTANTIAL HARM IF THE PRELIMINARY INJUNCTION IS GRANTED

      Neither FDA nor Alza will be substantially harmed if Mylan's request for preliminary relief is granted. The FDA's primary mission with respect to the evaluation and approval of applications to market pharmaceutical products is to assure that medicines are safe and effective. FDA has already granted final approval to Mylan's ANDA product, reflecting its conclusion that Mylan's fentanyl transdermal patch is safe and effective. Allowing Mylan's generic fentanyl transdermal patch onto the market would in no way frustrate or impede FDA's mission to protect the public by ensuring that drugs are safe and effective.

      Alza will likely claim irreparable harm due to "loss" of pediatric exclusivity, but Alza cannot claim to be harmed by the loss of a right that it never had. This argument must be viewed with the understanding that its was Alza's failure to comply with the 45-day provision of section 355a which prevented Alza from invoking a 30-month stay. Alza has no one to blame but itself for the fact that it is not entitled to the additional six months of exclusivity under the plain language of the governing statute.

V.    THE PUBLIC INTEREST FAVORS GRANT OF A PRELIMINARY INJUNCTION IN THIS CASE

      The balance of harms and the public interest weigh heavily in favor of Mylan's request for a permanent injunction. This Court has observed that:

      [o]ne of the primary reasons Congress enacted the 1984 Amendments was to increase the availability of generic copies of marketed drug products in order to increase competition and save money for the American consumer.

Mead Johnson Pharm. Group v. Bowen, 655 F. Supp. 53, 56 (D.D.C. 1986), aff'd, 838 F.2d 1332 (D.C. Cir. 1988). "Any delay in the approval and marketing of generic copies ... appears to run counter to the public interest." Id. at 56 (emphasis added).

      By allowing Mylan's transdermal fentanyl product to be sold to the public after expiration of the `580 patent, competition will be enhanced, prices will be reduced, and supply of competitive products will be increased.

                                   CONCLUSION

      For the reasons set forth above, Mylan respectfully submits that its motion for preliminary injunction should be granted.

Dated: June 24, 2004
                                    Respectfully submitted,

                                    MYLAN LABORATORIES INC.
                                    MYLAN TECHNOLOGIES INC.
                                    MYLAN PHARMACEUTICALS INC.


                              By:   /s/  Joseph A. Hynds
                                    ----------------------------------
                                    E. Anthony Figg (Bar # 345124)
                                    Joseph A. Hynds (Bar # 440464)
Of Counsel:                         ROTHWELL, FIGG, ERNST & MANBECK P.C.
Stuart A. Williams                  1425 K Street, N. W., Suite 800
Brian S. Roman                      Washington, D.C.  20005
MYLAN LABORATORIES INC.             (202) 783 6040
1500 Corporate Drive
Canonsburg, PA 15317

1 Plaintiffs are Mylan Laboratories Inc. and two of its wholly-owned subsidiaries, Mylan Technologies Inc. and Mylan Pharmaceuticals Inc. For ease of reference, Plaintiffs are referred to collectively as "Mylan."

2 Alza will probably say that its failure to sue Mylan promptly was a mistake perhaps caused by confusion within its mailroom. Even if there is a genuine factual dispute about Alza's state of mind in not suing Mylan immediately, such a dispute is immaterial. It is (or at least should be) an undisputed fact that Alza did not sue Mylan within 45 days after receiving notice of Mylan's Paragraph IV certification, and that is all that matters for purposes of applying the relevant statutes and regulations in this case.

      3 Recognizing the significance of its failure to file suit in a timely manner, Alza filed a petition with FDA seeking to have the date of receipt of Mylan's notice letter "corrected" to be December 11, 2001, which, if granted, would have resulted in Alza's suit being filed within 45 days. Alza's petition asserted that although an employee of its mail courier service signed the return receipt for Mylan's notice letter on December 10, 2001, the notice letter was not received by Alza's legal department until the following day. FDA rejected Alza's arguments and denied its petition adhering to FDA regulations that the 45-day clock begins on the day after receipt of notice by anyone on behalf of the approved application holder. Gifford Decl. Ex. 17. Alza did not inform FDA that both its inside and outside litigation counsel had the notice letter well in advance of the 45-day statutory deadline.

      4 Alza had requested the Vermont Court to enjoin Mylan from marketing its generic fentanyl transdermal product until January 23, 2005, based on Alza's pediatric exclusivity. The Vermont court rejected Alza's request, instead, enjoining Mylan until the `580 patent expiration.

      5 Section 355a and its subclauses are quoted herein as they existed prior to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Pub. L. No. 108-173 (2003). The amendments made by that statute do not apply here and are not incorporated in the statute quoted herein.

      6 Under the Hatch-Waxman Amendments, the submission of an ANDA containing a paragraph IV certification is deemed to be a "highly artificial" act of infringement. See 35 U.S.C. Section 271(e)(2). This artificial infringement was statutorily created to allow resolution of disputes over patent rights to be settled in litigation prior to the date of patent expiration and prior to actual manufacturing and commercialization of the generic drug. Eli Lilly, 496 U.S. at 678.

      7 Section 505 refers to the section number of The Food Drug and Cosmetic Act. Section 505 of the FDCA corresponds to 21 U.S.C. Section 355.

      8 The statute mistakenly refers to 21 U.S.C. Section 355(j)(4)(B) but the intended reference IS to 21 U.S.C. Section 355(j)(5)(B). This scrivener's error came about as a result of a failure to renumber references to certain section after the passage of the FDAMA in 1997. See Mova Pharm. Corp. v. Shalala, 955 F. Supp. 128 (D.D.C. 1997); reversed, 140 F.3d 1060 (D.C. Cir. 1998).

      9 In fact, the district court's order was directed to Mylan, not FDA -- a non-party to the litigation -- and simply mandates when Mylan's approval shall become effective. The district court's order does not require FDA to do anything to the status of Mylan's final approval. FDA fails to recognize that the effective date already has been reset by the district court to the date of patent expiration, July 23, 2004, at which time Mylan is entitled to market its generic fentanyl transdermal patch. The legislative history cited in FDA's Decision Letter (H.R. Rep. No. 98-857, pt. 1, at 46 (1984)) does not support a change in Mylan's final approval status. To the contrary, this legislative history actually support's Mylan's position. It says that if commercial marketing has not begun, the court's order would change the effective date of the approval. It does not reflect an intention by Congress that FDA needs to reset the effective date of an approval in a case such as this.

      10 FDA concedes the point in footnote 10 of the June 22 decision letter, where FDA says the Vermont Court "in essence" required a change in Mylan's approval status.

      11 In the Ranbaxy case, FDA expressed its belief that according to its own regulation, certifications only have to be amended until the application is approved. See Gifford Decl. Ex.15 (January 28, 2004 letter from Gary Buehler to counsel for Ranbaxy)("FDA believes that this regulation [21 CFR
314.94(a)(12)(viii)(c)] means that there is no obligation to amend the certification after the ANDA is approved.")

      12 Alza could be expected to argue that the appeal becomes moot upon conversion of Mylan's patent certification, since the patent certifications is the only infringement alleged in its complaint.